Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CH2M HILL Companies, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CH2M HILL Companies, Ltd.

March 23, 2015

Dear Stockholder,

        You are cordially invited to attend the annual meeting of stockholders of CH2M HILL Companies, Ltd., which will take place on Tuesday, May 12, 2015, at 410 Seventeenth Street, Suite 2200 in Denver, Colorado, U.S.A.

        Details of the business to be conducted at the meeting are in the formal notice of the annual meeting of stockholders and the proxy statement that accompany this letter.

        Your vote is important. Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the meeting. I urge you to promptly vote and authorize your proxy instructions electronically through the Internet, by telephone or by signing, dating and returning the proxy card enclosed with the proxy statement. Voting through the Internet or by phone will eliminate the need to return your proxy card.

        On behalf of the Board of Directors, I would like to express our appreciation to our employee stockholders for the hard work and dedication to making CH2M HILL the best place to work and one of the most respected companies in the industry.

Sincerely,

Jacqueline C. Hinman Chairman, President and Chief Executive Officer

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2015

CH2M HILL Companies, Ltd.
9191 South Jamaica Street
Englewood, CO 80112

9:00 a.m., May 12, 2015
410 Seventeenth Street
Suite 2200
Denver, CO 80202

March 23, 2015

To our Stockholders:

        NOTICE IS HEREBY GIVEN that the 2015 annual meeting of stockholders of CH2M HILL Companies, Ltd., a Delaware corporation, will be held at 410 Seventeenth Street, Suite 2200, Denver, Colorado, U.S.A., on Tuesday, May 12, 2015, at 9:00 a.m., Mountain Daylight Time, for the following purposes:

  1.
  To elect five directors from the nominees named in the attached Proxy Statement to serve for a three-year term.

  2.
  To ratify the appointment of KPMG LLP as the independent auditors of CH2M HILL for the year ending December 31, 2015.

  3.
  To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

        These items of business are more fully described in the proxy statement accompanying this notice, which is available at www.edocumentview.com/ch2mhill. Only stockholders of record owning shares of CH2M HILL's common stock at the close of business on March 13, 2015 will be entitled to vote at this meeting or at any postponements or adjournments thereof. You may vote your shares via the Internet, by telephone or by proxy card.

BY ORDER OF THE BOARD OF DIRECTORS
Thomas M. McCoy Executive Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
for the 2015 Annual Meeting of Stockholders to be held on May 12, 2015:

The Notice of Meeting, Proxy Statement and Annual Report are available free of charge at: www.edocumentview.com/ch2mhill

PROXY STATEMENT
2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2015
410 Seventeenth Street, Suite 2200
Denver, CO 80202

CH2M HILL Companies, Ltd.

        This proxy statement is being furnished to you by our Board of Directors in connection with the solicitation of your proxy to be voted at the 2015 Annual Meeting of Stockholders of CH2M HILL to be held on Tuesday, May 12, 2015, at 9:00 a.m., Mountain Daylight Time, at 410 Seventeenth Street, Suite 2200, Denver, CO 80202. This proxy statement and the accompanying materials are being delivered electronically or mailed to stockholders on or about March 23, 2015.

GENERAL INFORMATION

What is the purpose of the Annual Meeting?

        At our annual meeting, stockholders will have the opportunity to vote on the matters included in this proxy statement.

Who can attend the meeting?

        All stockholders of record as of March 13, 2015 or their duly appointed proxies may attend the meeting.

Who is entitled to vote?

        You are entitled to vote if our records show that you held your shares of CH2M HILL common stock at the close of business on March 13, 2015. This date is known as the "record date" for determining who receives notice of the annual meeting and who is entitled to vote. Each outstanding share entitles its holder to cast one vote on each matter presented at the meeting.

What constitutes a quorum?

        A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at the annual meeting. As of the record date, 27,541,315 shares of CH2M HILL's common stock were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

How do I vote?

        If you are a holder of record of CH2M HILL shares of common stock as of March 13, 2015, you can vote in one of four ways:

  1.
  Vote by Internet—follow the instructions on the Internet at www.envisionreports.com/ch2mhill.

  2.
  Vote by phone—call 1 (800) 652-8683 (in the U.S., U.S. territories and Canada) or (781) 575-2300 (outside the U.S., U.S. territories and Canada).

  3.
  Vote by proxy card—if you have requested and received a paper copy of the proxy materials, you can mark, sign, date and return the paper proxy card enclosed with the proxy materials in accordance with the instructions set forth on the paper proxy card; please note that if you vote through the Internet or by phone, you do not need to return your proxy card.

  4.
  Vote in person—if you attend the annual meeting, you may deliver your completed proxy card in person or vote in person by completing the ballot form that will be provided.

Why did I receive more than one set of proxy materials?

        You may receive multiple sets of proxy materials if you hold your CH2M HILL shares in multiple ways, such as directly as a holder of record and indirectly through the CH2M HILL Retirement and Tax Deferred Savings Plan.

        If you hold your CH2M HILL shares in multiple ways, you should vote your shares as described in each separate set of proxy materials you receive.

Can I change my vote or revoke my proxy?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of CH2M HILL at 9191 South Jamaica Street, Englewood, CO 80112 either a notice of revocation or a duly executed proxy bearing a later date as long as it is received by May 12, 2015 at 9:00 a.m., Mountain Daylight Time. Your proxy also will be revoked if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote my 401(k) Plan shares?

        If you participate in the CH2M HILL Retirement and Tax-Deferred Savings Plan, you have the right, if you choose, to instruct the trustee of the Plan how to vote the shares of common stock credited to your Plan account as well as a pro-rata portion of common stock credited to the accounts of other Plan participants and beneficiaries for which no instructions are received. Your instructions to the trustee of the Plan should be made by voting as explained above. The trustee of the Plan will vote your shares in accordance with your duly executed instructions which must be received by the trustee no later than 11:59 p.m., Eastern Daylight Time, on May 5, 2015. If you do not send instructions regarding the voting of common stock credited to your Plan account, such shares shall be voted pro rata according to the voting instruction of other Plan participants. You may also revoke previously given instructions by filing with the trustee of the Plan no later than 11:59 p.m., Eastern Daylight Time, on May 5, 2015, either written notice of revocation or a properly completed and signed voting instruction bearing a date later than the date of the prior instructions.

        How do I provide input for my Canadian E-Shares or International Share Value Equivalent Units (ISVEUs)?

        If you are a holder of Canadian E-Shares or ISVEUs, you may provide your input by following the voting instructions discussed above. Neither Canadian E-Shareholders nor ISVEU holders have a vote on the issues addressed at the meeting. However, the input of Canadian E-Shareholders will be considered on all items being voted on by stockholders, and the ISVEU trustees will consider the input of ISVEU holders and take it into account when voting the shares held in the ISVEU trusts. To be considered, your input must be received no later than 11:59 p.m., Eastern Daylight Time, on May 5, 2015.

How will my proxy be voted?

        The persons named as proxy holder on the proxy card will vote in accordance with your instructions or, if none are provided, "FOR" each director nominee named in this proxy statement, and "FOR" ratification of the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2015, in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions.

How many votes are required for each proposal?

        For Proposal 1, the votes cast "for" each director nominee must exceed the votes cast "against" the nominee to elect the nominee as a director. For Proposal 2, the votes cast "for" must exceed the votes cast "against" to approve the ratification of KPMG LLP as CH2M HILL's independent auditors.

How are abstentions treated?

        A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted on that matter, although it will be counted for purposes of determining whether there is a quorum. The proposals will be determined by a majority of votes cast. Accordingly, an abstention vote will have no effect on the outcome of the proposals.

How will proxies be solicited?

        Proxies are being solicited by the Board on behalf of CH2M HILL. Proxies may be solicited by officers, directors, and employees of CH2M HILL, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, email or the Internet. The cost of solicitation of the proxies will be paid by CH2M HILL. CH2M HILL has no plans to retain any firms or otherwise incur any extraordinary expense in connection with the solicitation.

PROPOSAL 1. ELECTION OF DIRECTORS

        Our certificate of incorporation and bylaws provide that our Board of Directors shall consist of no more than thirteen directors and not less than seven directors, provided that the majority of the Board consists of employee directors. The size of the Board may be changed from time-to-time by the resolution of the Board of Directors. There are currently eleven members on our Board with five outside independent directors and six employee directors.

Director Nominations

        According to our bylaws and the Governance Principles, director candidates are nominated by the CH2M HILL Board based on recommendations of the Governance and Corporate Citizenship Committee of the Board; provided that the Governance and Corporate Citizenship Committee's recommendations for employee director candidates are made taking into account the recommendations of the Chairman and Chief Executive Officer which recommendations are developed based on the nomination solicitations from employee stockholders. The Governance and Corporate Citizenship Committee must consider, but is not obligated to follow, the Chairman and the Chief Executive Officer's recommendations as it must consider the needs of the company and the overall insider and outsider mix of the Board in its recommendations for the nomination slate. The Governance and Corporate Citizenship Committee recommended to the Board that each of Mark D. Fallon, Lisa Glatch and Terry Ruhl be nominated for election as employee directors as part of the 2015 nomination slate and that Georgia R. Nelson and Barry L. Williams be nominated for election as outside directors as part of the 2015 nomination slate.

        The director candidates will each serve a three-year term expiring in 2018 or until their earlier retirement, death, resignation or removal. In the event that any of the nominees should become unavailable to stand for election at the Annual Meeting, the proxy holders will vote for either (1) such other person, if any, as may be designated by our Board of Directors, in the place of any nominee who is unable to serve or (2) the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. Our Board of Directors expects all of the nominees named below to be available for election. Incumbent directors will hold office until the annual meeting in the year their term expires and until their successors, if any, are elected and qualified, subject to the director's earlier death, retirement or removal.

Director Qualifications

        The Board believes that each member nominated for director is qualified to serve as a director based on his or her experiences, attributes and skills. The principal employment and directorships held by the director nominees and continuing directors for the past five years are set forth below. Specific experiences, attributes and skills that qualify each individual to serve as a director on the Board are also set forth below. In selecting the candidates, the Governance and Corporate Citizenship Committee and the Board considered the candidates' background and experience as well as diversity each would bring to our Board. We believe each director's professional experiences and attributes make him or her an asset to our Board and to the strategic direction of CH2M HILL.

        The following table lists our director nominees, as well as each of our continuing directors, and provides their respective ages and titles.

Name	Age	Title	Director since
Nominees whose term expires 2015
Georgia R. Nelson (OD)	65	Director	2010
Barry L. Williams (OD)	70	Director	1995
Mark D. Fallon	45	Director and President, Global Regions	2014
New Nominees
Lisa Glatch	52	Director nominee and Executive Vice President, Client Solutions & Sales	—
Terry Ruhl	48	Director nominee and President, Transportation Business Group	—
Nominees whose term expires 2016
Malcolm Brinded (OD)	62	Director	2012
Jacqueline C. Hinman	53	Chairman, President and Chief Executive Officer	2008
Gregory T. McIntyre	56	Director and President, Global Business Groups	2013
Nominees whose term expires 2017
J. Robert Berra	47	Director and President, Oil, Gas & Chemicals Business Group	2014
Jerry D. Geist (OD)	80	Director	1989
Charles O. Holliday, Jr. (OD)	67	Director	2009
Elisa M. Speranza	54	Director and Chief Communications Officer	2014

OD = Outside Director

Nominees for Election as Directors

Mark D. Fallon is a director nominee and has served as a director of CH2M HILL since September 2014 to fill the director term vacated by Lee McIntire.
Mr. Fallon has been the President, Global Regions of CH2M HILL since January 2015. Before that time, he was the President, Facilities and Urban Environments of CH2M HILL since June 2014 and Regional Managing Director of Europe from 2013 until June 2014. Prior to then, Mr. Fallon served as the President, Nuclear Business Group of CH2M HILL since July 2010. Prior to July 2010, Mr. Fallon served as Senior Vice President managing operations and profit and loss for CH2M HILL's global nuclear liabilities management and national security business. Prior to joining CH2M HILL in 2006, Mr. Fallon was the President of Bartlett Services, Inc., a private equity-owned staff and services provider to the energy industry. Early in his career Mr. Fallon served as an Advisor to the United States Secretary of Energy.

 In 2013, Mr. Fallon served as a member of the Advisory Committee to the Export Import Bank of the United States.
Qualifications: Mr. Fallon is qualified to serve on our Board based on his extensive global nuclear and environmental industry experience; his over sixteen years of experience in nuclear program management for the private and public sectors with extensive experience in energy, environmental and the national security fields; and his experience in private equity.

Lisa Glatch is a new director nominee.
Ms. Glatch has been the Executive Vice President of Client Solutions & Sales of CH2M HILL since April 2014. Prior, she was with Jacobs (engineering, procurement and construction company) from April 2012 through March 2014, and most recently served as Senior Vice President of Global Sales. From 1986 to 2010, Ms. Glatch was with Fluor (engineering, procurement and construction company) serving in various capacities including Senior Vice President of Energy and Chemicals from 2009 to 2010, and Senior Vice President of Government from 2003 to 2007.
Qualifications: Ms. Glatch is qualified to serve on our Board based on her thirty years experience in the engineering, procurement and construction industry and her deep knowledge of the markets in which we operate. Ms. Glatch has worked for publicly traded companies and has demonstrated experience working with boards of directors for these companies. She has also served on the boards of community service and higher education organizations, and provided staff support to the Risk Committee of the CH2M HILL Board of Directors in 2014.

Georgia R. Nelson has served as a director of the Board of CH2M HILL since 2010.
Ms. Nelson is the President and Chief Executive Officer of PTI Resources, LLC, an energy and environmental consulting firm, since 2005. Ms. Nelson spent more than thirty years in the power generation industry serving in various senior executive capacities for Edison International and its subsidiaries between 1971 and 2005, including President of Midwest Generation Edison Mission Energy (EME) and General Manager of EME Americas. In her role she was responsible for power plant construction and operations in the United States, Puerto Rico, United Kingdom, Turkey, Thailand, Indonesia, Australia and Italy. Ms. Nelson is a member of the Board of Directors of Cummins Inc., where she has been serving since 2004. Ms. Nelson served as a Director of Nicor, Inc. from 2005 until 2011. Ms. Nelson is also currently a director of Ball Corporation, TransAlta Corporation and Sims Metal Management.

 Ms. Nelson is a member of the Executive Committee of the National Coal Council, an industry advisory committee to the U.S. Department of Energy, which she chaired from May 2006 to May 2008.
Qualifications: Ms. Nelson is qualified to serve on our Board based on her experience as a public company director, and based on her experience with international engineering projects and regulated industries. She also brings important diversity to our Board as a senior female executive with extensive global experience.

Terry Ruhl is a new director nominee.
Mr. Ruhl has been the President, Transportation Business Group of CH2M HILL since July 2012. A twenty-two year employee with CH2M HILL, he previously served in the Transportation Business Group as Senior Vice President and Director of Consulting and International Operations from June 2009 to July 2012, the Global Market Sector Director from June 2008 to June 2009 and the Aviation Market Sector Director from August 2006 to June 2008.
Qualifications: Mr. Ruhl is qualified to serve on our Board based on his long tenure with CH2M HILL, and his extensive experience and skills in the engineering industry. In addition, he has served on industry boards, joint venture boards, and provided staff support to the Governance and Corporate Citizenship Committee of the CH2M HILL Board of Directors in 2014.

Barry L. Williams has served as a director of the Board of CH2M HILL since 1995.
Mr. Williams is the retired managing general partner of Williams Pacific Ventures, Inc. (business investment and consulting), where he served since 1986. Between 2000 and 2001, Mr. Williams served as the President and CEO of American Management Association International. He has served as Senior Mediator for JAMS/Endispute from 1993 to 2002 and a visiting lecturer for the Haas Graduate School of Business, University of California from 1993 to 2000. Mr. Williams has acted as a general partner of WDG, a California limited partnership, from 1987 to 2002 and a general partner of Oakland Alameda Coliseum Joint Venture from 1998 until 2014.

 Mr. Williams also serves as a Director of PG&E Corporation, Northwestern Mutual Life Insurance Company, Navient Corporation and several not-for-profit organizations.
Qualifications: Mr. Williams is qualified to serve on our Board based on his significant financial experience, his experience as a member of public company boards, and his nearly twenty years experience on our Board. He also brings important diversity to our Board.

The Board of Directors unanimously recommends that the stockholders vote FOR the election of each nominee to the Board of Directors.

Continuing Directors

J. Robert Berra has served as a director of the Board of CH2M HILL since 2014.
Mr. Berra has been the Business Group President—Oil, Gas and Chemicals of CH2M HILL since January 1, 2015. Before that time, he was the Senior Vice President and Global Managing Director of Energy and Chemicals since November 2012. Prior to joining CH2M HILL in 2012, he was Executive Vice President of Willbros Group (energy infrastructure services company) from 2011 until 2012 where he was responsible for all activities related to sales, marketing, strategy, and business development. Mr. Berra was also Senior Vice President—Commercial Operations of Foster Wheeler USA (oil and energy company) from January 2009 until 2011 where he was additionally responsible for the proprietary technology portfolio. He has worked for several major engineering and construction contractors in executive roles and has experience working in senior global roles as a client at ConocoPhillips.

 Qualifications: Mr. Berra is qualified to serve on our Board based on his extensive experience and skills in the Energy and Chemicals industry through all services and submarkets that CH2M HILL provides and with experience in environmental, power and government markets. For most of his career, Mr. Berra has worked for publicly traded companies and has substantial experience working with the boards of directors for these companies. His background provides CH2M HILL with additional perspectives and prior experience with Board governance and management. In addition, Mr. Berra has served on industry association boards and was elected to the chairman position by industry peer companies.
Mr. Berra's term expires in 2017.

Malcolm Brinded has served as a director of the Board of CH2M HILL since 2012.
Mr. Brinded had a thirty-seven year career with Shell, a global oil and gas company, where he worked in the United Kingdom, Brunei, the Netherlands, and Oman. He served on Royal Dutch Shell plc's board of directors between 2002 and 2012, during which period he was Shell's Executive Director for global Exploration and Production from 2004 to 2009, and for their Upstream International business from 2009 to 2012. Mr. Brinded has been a Non-Executive Director of Network Rail in the U.K. since 2010; he chairs their Safety, Heath & Environment Committee.

 Since 2009, he served as the Chairman of the Shell Foundation and the Non-Executive Director of BHP Billiton since April 2014.
Mr. Brinded graduated from Cambridge University with a degree in engineering. He is a Fellow of the U.K. Institutions of Civil and Mechanical Engineers and the U.K. Royal Academy of Engineering, and Vice President of the U.K. Energy Institute. In 2002, Mr. Brinded was awarded the Commander of the Order of the British Empire for services to the U.K. Oil and Gas Industry.
Qualifications: Mr. Brinded is qualified to serve on our Board based on his extensive experience as a public company director and executive officer, as well as his engineering background, and extensive work in the energy sector critical to our business. Mr. Brinded's extensive experience in key international markets is uniquely valuable to our Board. He also brings diversity to our Board as a non-U.S. national with extensive background of living and working outside of the U.S.

Mr. Brinded's term expires in 2016.

Jerry D. Geist has served as a director of the Board of CH2M HILL since 1989.
Mr. Geist has been Chairman of Santa Fe Center Enterprises, Inc. since 1990 and served as the Chief Executive Officer of Howard International Utilities from 1994 through 2000. He was Chairman and Chief Executive Officer of Energy & Technology Company, Ltd. until 2003. Mr. Geist served as a Director of the Davis Family of Mutual Funds serving as independent Lead Director until retiring as Director Emeritus on January 1, 2009. Mr. Geist served as the independent Lead Director of the CH2M HILL Board from 2004 to 2011.

 Mr. Geist has served as Chairman of the Edison Electric Institute and is the past Chairman of the Board of Trustees of the University of New Mexico hospital and on the Board of the University of New Mexico Sandoval Regional Medical Center.
Qualifications: Mr. Geist is qualified to serve on our Board based on his extensive public company experience as a director and as an executive, his experience as a member of our Board for over twenty-five years, and his considerable experience in the energy sector.
Mr. Geist's term expires in 2017.

Jacqueline C. Hinman has served as a director of the Board of CH2M HILL since 2008.
Ms. Hinman serves as the Chairman of the Board of Directors of CH2M HILL since September 2014 and as the President and Chief Executive Officer of CH2M HILL since January 1, 2014. She previously served as Senior Vice President and the President of the International Division of CH2M HILL from 2011 and as the President of the Facilities and Infrastructure Division from 2009 until 2011 and as Vice President, Major Programs Group and Executive Director for Mergers and Acquisitions between 2009 and 2010. Between 2007 and 2009, Ms. Hinman led our Center for Project Excellence.

 Ms. Hinman is a member of the Board of Catalyst.
Qualifications: Ms. Hinman is qualified to serve on our Board based on her role as the Chief Executive Officer of CH2M HILL; based on her more than twenty years of industry experience; and her extensive infrastructure, environmental services, mergers and acquisitions and international experience. She also brings valuable diversity to our Board as a senior engineer and female executive in a predominantly male field.
Ms. Hinman's term expires in 2016.

Charles "Chad" O. Holliday, Jr. has served as a director of the Board of CH2M HILL since 2009.
Mr. Holliday was a member of the Board of Directors for E.I. du Pont de Nemours and Company (DuPont) from 1997 through 2009 and served as its Chairman from 1999 through 2009. He was the Chairman of the Board of Directors of Bank of America from 2009 until 2014. Mr. Holliday is a member of the Board of Directors for Deere & Company and is the Chairman Designate of Royal Dutch Shell plc. Mr. Holliday served as Chief Executive Officer of DuPont from February 1998 through January 2009. Mr. Holliday has been the CH2M HILL Board's independent Lead Director since 2012.

 Mr. Holliday is a Chairman of the National Academy of Engineering, is the former Chairman of the U.S. Council on Competitiveness, and is a founding member of the International Business Council. He formerly served as the Chairman of the World Business Council for Sustainable Development and the Business Roundtable's Task Force for Environment, Technology and Economy. Mr. Holliday is the author of "Walking the Talk," a book that makes the business case for sustainable development and corporate responsibility.
Qualifications: Mr. Holliday is qualified to serve on our Board based on his experience as a public company director on various Fortune 100 public company boards, as well as his engineering background and leadership in sustainability.
Mr. Holliday's term expires in 2017.

Gregory T. McIntyre has served as a director of the Board of CH2M HILL since 2013, and from 2001 through 2003.
Mr. McIntyre serves as the President, Global Business Groups of CH2M HILL since January 1, 2015 and the President Water Market of CH2M HILL since January 1, 2014 and had been the Managing Director of CH2M HILL's International Infrastructure business in 2012. Prior to that role, Mr. McIntyre served as the Managing Director of Halcrow, acquired by CH2M HILL in 2011, and a member of its board of directors, and oversaw the integration of the Halcrow operations into CH2M HILL. He was the Deputy Program Manager and CH2M HILL Managing Director for CLM Delivery Partner, the delivery partner to the Olympic Delivery Authority for the London 2012 Olympics and Paralympic Games, between 2010 and 2011. Mr. McIntyre also served as the Global Operations Director for CH2M HILL's water business between 2004 and 2010. Mr. McIntyre joined CH2M HILL in 1981 and has been a long-term member of CH2M HILL's senior executive team.

 Qualifications: Mr. McIntyre is qualified to serve on our Board based on his over thirty years of experience with CH2M HILL in senior roles, his extensive water and infrastructure industry experience, and because of his recent and varied major programs and international experience.
Mr. McIntyre's term expires in 2016.

Elisa M. Speranza has served as a director of the Board of CH2M HILL since 2014.
Ms. Speranza has been the Senior Vice President and Chief Communications Officer of CH2M HILL since May 2014. She previously served as the Global Managing Director for Corporate Affairs from January until May of 2014. Prior to that, she was the President of the Operations & Maintenance business group of CH2M HILL from 2008 until 2013. Ms. Speranza joined CH2M HILL in 2001 and has served in various roles during her tenure including as service team leader for utility management solutions in the Water business group from 2005 until 2007 and market segment leader for drinking water from 2001 until 2004. She is the President of the CH2M HILL Foundation.

 Qualifications: Ms. Speranza is qualified to serve on our Board based on her extensive experience and skills in various senior management roles at CH2M HILL in the water and operations management business groups and her experience in the industry in general. She also brings important diversity to our Board as a female executive in the engineering industry, as well as expertise in strategic communications and reputational risk management.
Ms. Speranza's term expires in 2017.

CORPORATE GOVERNANCE

Board of Directors

        CH2M HILL is governed by our Board of Directors. Our Board held a total of twelve meetings in 2014, five regularly scheduled and seven special meetings. All directors attended 75 percent or more of the aggregate meetings of the Board and Committees of which they are members. CH2M HILL does not have a policy regarding Board members attending the Annual Meeting of Stockholders. We had five Board members attend last year's Annual Meeting of Stockholders in person and five members via telephone.

Corporate Governance Principles

        CH2M HILL is committed to best practices in corporate governance and maintains a business environment of uncompromising integrity. We continue to implement this commitment through, among other things, our Governance Principles, practices and compliance with the relevant provisions of the Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and other laws and regulations that regulate CH2M HILL and our business. Our Board has formalized our standards of corporate governance that are reflected in our Governance Principles. Our Governance Principles, some of which are discussed below, are available on our website at http://www.ch2m.com/corporate/about_us/governance.asp. Our governance policies are reviewed annually by the Governance and Corporate Citizenship Committee of our Board to determine whether they continue to advance the best interests of CH2M HILL and our stockholders, and whether they comply with the relevant laws that regulate our business.

Director Independence

        CH2M HILL's common stock is not listed on a national securities exchange and, as a result, our directors are not subject to the independence requirements of the national stock exchanges. CH2M HILL believes, however, that outside directors should not have any material relationship with CH2M HILL. There are currently eleven members on our Board, five of whom are outside independent directors and six are employee directors. In 2011, the Board adopted independence standards that are consistent with the independence tests under the corporate governance rules for listed companies of the New York Stock Exchange. The Governance and Corporate Citizenship Committee of the Board reviews our Board independence standards annually to confirm their appropriateness for the company. Under our Board's standards, a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of CH2M HILL, or any of the director's immediate family members is, or has been within the last three years, an executive officer of CH2M HILL.

  •
  The director, or any immediate family member of the director, has received, during any twelve-month period within the last three years, more than $120,000 in director compensation from CH2M HILL, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  •
  (1) The director is a current partner or employee of a firm that is the internal or external auditor of the CH2M HILL; (2) the director has an immediate family member who is a current partner of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who personally works on the CH2M HILL audit; or (4) the director, or any immediate family member of the director, was within the last three years a partner or employee of such a firm and personally worked on the CH2M HILL audit within that time.

  •
  The director, or any immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of CH2M HILL's executive officers at the same time serves or served on the other company's compensation committee.

  •
  The director is a current employee of, or any immediate family member of the director, is a current executive officer of a company that has made payments to, or received payments from, CH2M HILL for property or services in an amount which, in any of the last three fiscal years, exceeded two percent (2%) of such other company's consolidated gross revenues or $1,000,000, whichever is greater.

        Our outside independent directors include Malcolm Brinded, Jerry Geist, Charles "Chad" Holliday, Jr., Georgia Nelson, and Barry Williams. The Board has made a determination that all of these outside directors are "independent" under our independence standards. Because our Audit and Compensation Committees are comprised solely of our independent directors, all the members of those committees are independent pursuant to these guidelines.

Board Leadership Structure

        Under our Board's Governance Principles, our Board has the ability to change its leadership structure in the best interest of CH2M HILL at any given point in time. Our Board is led by a Chairman elected annually by the directors. Lee A. McIntire served as the Executive Chairman of the Board of CH2M HILL from January until September 18, 2014, at which time Ms. Hinman was appointed the Chairman of the Board of CH2M HILL.

        Our Board does not have a policy with respect to combining or separating the Chairman and Chief Executive Officer positions. Under the current Board leadership structure, the positions of Chairman and Chief Executive Officer are combined into one role because our Board believes that as an employee controlled company, CH2M HILL is best served by a Board where an employee Board member serves as the chair of the Board. Our Board further believes that because all employee Board members report, directly or indirectly, to the Chief Executive Officer, a Board chaired by an employee shareholder who is not the Chief Executive Officer may create ambiguity of leadership in the boardroom. For these reasons and because Ms. Hinman is eminently qualified for the role, our Board believes that combining the roles of Chief Executive Officer and Chairman of the Board is appropriate at this time and is in the best interest of CH2M HILL.

        Under our Board's Governance Principles, the outside directors of our Board also designate one of the independent directors as Lead Director to provide independent leadership on the Board. The Lead Director initiates and presides at the meetings of outside directors, initiates meetings of all the Directors (including or excluding the Chairman and Chief Executive Officer), and presides at specific sessions of Board meetings as agreed with the Chairman and Chief Executive Officer. The Lead Director also facilitates communication between the outside directors and the Chairman and Chief Executive Officer, facilitates relationships among Board members, and works with the Chairman and Chief Executive Officer in planning Board meeting schedules and agendas. In addition, the Lead Director serves as a sounding board to the Chairman and Chief Executive Officer on key issues facing CH2M HILL, works with the Chair of the Compensation Committee on the performance and compensation of the Chairman and Chief Executive Officer, and acts as a liaison to shareholders who wish to communicate with outside directors. Charles "Chad" Holliday, Jr. has served as the Lead Director since his election in 2012. The outside directors may retain or change this appointment after the stockholders elect the nominees for Board membership at the Annual Meeting.

Board's Role in Risk Oversight

        Our Board oversees and reviews CH2M HILL's risk management process directly and through its Audit and Risk Committees to ensure that the enterprise and major project risks are timely considered and managed. In addition, our Board routinely reviews CH2M HILL's strategy and capital planning activities. The Risk Committee of the Board oversees CH2M HILL's enterprise risk management systems and processes, including the identification of major project and portfolio risks and other risks facing our industry generally and our company specifically. The Risk Committee provides periodic reports to our Board on the enterprise risk management program and offers review and guidance to our management on our approach and process to assess and analyze project and program related risks across the enterprise. The Audit Committee reviews risk assessment and management policies, reviews financial and compliance risks and risk management, and reviews major financial risk exposures and plans to manage them. The Audit and Risk Committees typically reports to our Board on their respective activities at every Board meeting.

Communications with the Board

        Stockholders may communicate with our Board by writing to them in care of Thomas M. McCoy, Executive Vice President, General Counsel and Corporate Secretary, CH2M HILL Companies, Ltd., 9191 South Jamaica Street, Englewood, Colorado 80112 or to the Lead Director at 9191 South Jamaica Street, Englewood, CO 80112. All communications should indicate whether they are intended for the full Board, for outside independent directors only, or for any particular Board member. The inquiries will be directed to the appropriate Board member or members who will reply to stockholders directly.

Nominations of Directors

        Our Governance and Corporate Citizenship Committee identifies and recommends for nomination individuals it believes are qualified to be inside and outside Board members and who are best suited to contribute to the Board's activities given CH2M HILL's needs and objectives. The Board seeks directors with diverse professional backgrounds and reputations for integrity who combine a broad spectrum of experience and expertise that is important to CH2M HILL's short and long-term goals. Diversity of background has always been and shall continue to be an important objective in the selection of directors. A candidate for director should have experience in positions with a high degree of responsibility and be selected based upon contributions they can make to the Board and upon their willingness to devote adequate time and effort to Board responsibilities. In making this assessment, the Governance and Corporate Citizenship Committee considers the candidates' knowledge of our industry and markets, and our clients' industries and markets, the number of other boards on which the candidate serves, strategic thinking and communication skills, and the other business and professional commitments of the candidate. The candidate should also have the ability to exercise sound independent business judgment to act in what he or she reasonably believes to be in the best interest of CH2M HILL and our stockholders. Candidates for outside director positions must fulfill the Board's independence standards for outside directors as described above and included in the Governance Principles which are available on our website at http://www.ch2m.com/corporate/about_us/governance.asp.

        In selecting employee directors for consideration, the Governance and Corporate Citizenship Committee takes into account the recommendation of the Chairman of the Board and the Chief Executive Officer based on input received from our employee stockholders. The process for annual board nominations for employee director candidates commences with the Chairman of the Board and the Chief Executive Officer sending a detailed description of the nominating process and qualification requirements for Board membership to all employee stockholders. The solicitation process and the resulting nominations are reviewed by the Governance and Corporate Citizenship Committee, which makes its own recommendations to the full Board. The Governance and Corporate Citizenship Committee of the Board carefully reviews the recommendations from the Chairman of the Board and the Chief Executive Officer and recommends to the Board a slate of candidates for employee director slots. The Governance and Corporate Citizenship Committee considers the Chairman and the Chief Executive Officer's recommendations in its deliberations, but is not bound by them.

        The criteria for employee director nominees includes, among other things:

  •
  Personal characteristics of the highest caliber, including personal and professional ethics,

  •
  Proven leadership abilities, including demonstrated teamwork skills,

  •
  Experience and capabilities similar to those required of senior corporate officers, including at least fifteen years experience in the engineering and construction related businesses,

  •
  Diversity of gender, race, culture, background and experience to broaden the Board's perspective and to reflect the diversity of our clients and stakeholders,

  •
  Knowledge of CH2M HILL's organization and culture, and

  •
  Differentiated skills relevant to the issues the Board anticipates addressing during the Board term.

Code of Ethics

        We have adopted a code of ethics and business conduct for our executive and financial officers entitled "CH2M HILL Executive and Financial Officers' Code of Ethics." It applies to all of our senior executives and financial officers, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Human Resources Officer, General Counsel, Treasurer, and Presidents of our operating markets. The code is available on our website at http://www.ch2m.com/corporate/about_us/business_ethics.asp. A hard copy is also available without charge to any stockholder upon request by writing to Thomas M. McCoy, Executive Vice President, General Counsel and Corporate Secretary, CH2M HILL Companies, Ltd. 9191 South Jamaica Street, Englewood, Colorado 80112. We will disclose any future changes of the Code of Ethics on our website.

        We also have ethics policies that are applicable to all employees entitled "CH2M HILL Employee Ethics and Business Conduct Principles" that mandates rules of conduct to all CH2M HILL employees including all senior executives and financial officers. It is also available on our website by following the same links as described above and will be available in hard copy. We maintain a confidential telephone and web-based hotline, where employees can seek guidance or report potential violations of laws, CH2M HILL policies or rules of conduct.

Committees of the Board

        In 2014, the Board of Directors had five committees: Audit; Compensation; Executive; Governance and Corporate Citizenship; and Risk. The Audit and Compensation Committees are comprised solely of outside independent directors. Below is a chart showing current committee members during 2014.

 COMMITTEE MEMBERSHIP

	Audit	Compensation	Executive	Governance	Risk
J. Robert Berra					X
Malcolm Brinded (OD)	X	X		C
Mark D. Fallon					X
Jerry D. Geist (OD)	X	C	X	X
Jacqueline C. Hinman			C
Charles O. Holliday, Jr. (OD)	X	X	X	X
Gregory T. McIntyre				X
Georgia R. Nelson (OD)	X	X			C
Elisa M. Speranza				X
Michael A. Szomjassy			X		X
Barry L. Williams (OD)	C	X			X

OD = Outside Director

C = Chair

Audit Committee

        The Audit Committee met nine times during 2014. The Committee has a written charter, which is available on our website at http://www.ch2m.com/corporate/about_us/leadership.asp.

        The Board of Directors determined that each member of the Audit Committee is independent in accordance with the independence criteria established by the Board, which are consistent with the independence definition under the corporate governance rules of the New York Stock Exchange and which comply with the requirements of the Sarbanes-Oxley Act of 2002. The Board has designated Barry Williams as an "audit committee financial expert" as defined by Securities and Exchange Commission regulations. The Audit Committee is responsible for the oversight of CH2M HILL's financial processes and internal control environment including, among other things:

  •
  Reviewing the financial statements with management and the independent auditors;

  •
  Reviewing CH2M HILL's process and compliance with the Sarbanes Oxley Act surrounding internal controls prior to filing quarterly Form 10-Qs and the annual Form 10-K;

  •
  Appointing CH2M HILL's independent auditors;

  •
  Reviewing and evaluating the work and performance of CH2M HILL's internal auditors, its independent auditors and the company's Chief Ethics and Compliance Officer;

  •
  Establishing procedures for (a) the receipt, retention, and treatment of complaints or concerns received by CH2M HILL regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of CH2M HILL of concerns regarding questionable accounting or auditing matters; and

  •
  Conferring with CH2M HILL's independent auditors and its internal auditors and financial officers to monitor CH2M HILL's internal accounting methods and procedures and evaluating any recommended changes.

Compensation Committee

        The Compensation Committee met six times during 2014. The Committee has a written charter, which is available on our website at http://www.ch2m.com/corporate/about_us/leadership.asp. The

Compensation Committee consists entirely of outside independent directors. Its responsibilities include, among other things:

  •
  Determining the senior executive compensation programs, including that of the Chief Executive Officer, and other senior executive officers of CH2M HILL;

  •
  Setting compensation for the Chief Executive Officer in light of the performance evaluation conducted by the Board;

  •
  Providing input to the Chief Executive Officer on compensation of our senior executives;

  •
  Overseeing the CH2M HILL equity based compensation and incentive plans; and

  •
  Managing the succession planning for the Chief Executive Officer.

Committee Role in Determining Director Compensation

        The Committee is responsible for reviewing and recommending compensation for outside directors. It periodically assesses the structure of the compensation for outside directors in relation to director compensation of our peer group companies. The Committee has engaged outside compensation consultants from time-to-time to advise on executive and director compensation matters. These matters include, among other things, a review and market analysis of board of director pay and benefits.

Committee Role in Determining Executive Compensation

        The role of the Compensation Committee in determining executive compensation and the use of compensation consultants is set forth in the Compensation Discussion and Analysis which follows.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between any member of the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company.

Executive Committee

        The Executive Committee did not meet during 2014. The Committee does not have a written charter and serves at the pleasure of our Board based on expressly delegated authority. The Committee is authorized to exercise any powers, subject to certain limitations, of the Board in the management of the business and affairs of CH2M HILL, as delegated by our Board of Directors.

Governance and Corporate Citizenship Committee

        The Governance and Corporate Citizenship Committee met seven times during 2014. The Committee has a written charter, which is available on our website at http://www.ch2m.com/corporate/about_us/leadership.asp. The Committee's responsibilities include, among other things:

  •
  Directing corporate governance and continuing board education;

  •
  Assessing and recommending to the full Board candidates for nomination of directors;

  •
  Overseeing Board succession planning;

  •
  Establishing and reviewing criteria for Board membership;

  •
  Recommending Board committee assignments;

  •
  Overseeing the company's health, safety and sustainability initiatives; and

  •
  Establishing Board performance objectives and conducting annual Board evaluations.

Risk Committee

        The Risk Committee met four times during 2014. The Committee has a written charter, which is available on our website at http://www.ch2m.com/corporate/about_us/leadership.asp. The Committee's responsibilities include, among other things:

  •
  Reviewing and overseeing CH2M HILL's processes and activities with respect to significant risks;

  •
  Reviewing CH2M HILL's enterprise portfolio risks;

  •
  Reviewing CH2M HILL's approach to project risk management and monitoring problem projects; and

  •
  Reviewing and overseeing scenario planning for major disruptive events.

INFORMATION RELATED TO THE BOARD, NOMINEES AND EXECUTIVE OFFICERS

Review, Approval or Ratification of Transactions with Related Persons

        In 2014, CH2M HILL had no related party transactions. Our written Related Party Policy provides that any transaction that exceeds $120,000 between CH2M HILL and any of our directors, executive officers or beneficial owners of at least 5% of our common stock is considered to be a "related party" transaction. The policy also provides that all related party transactions are required to be reviewed by the senior leadership team, including the Chief Executive Officer, Chief Financial Officer and the General Counsel. The Audit Committee is made aware of any related party transactions.

SECURITY OWNERSHIP OF CERTAIN STOCKHOLDERS

        The following table shows the number of shares of our common stock held by any person or group known to us as of March 13, 2015, to be the beneficial owner of more than 5% of our common stock.

Name and Address of Stockholder	Number of Shares Held		Percent of Class
Trustees of the CH2M HILL Retirement and Tax-Deferred Savings Plan	15,878,726	(1)	57.20%
9191 South Jamaica Street
Englewood, CO 80112
Trustee of the CH2M HILL Amended and Restated Deferred Compensation Plan	1,424,021	(2)	5.13%
9191 South Jamaica Street
Englewood, CO 80112

(1)
Common shares are held of record by the Trustees for the accounts of participants in the Retirement and Tax-Deferred Savings Plan and will be voted in accordance with instructions received from participants. Shares as to which no instructions are received will be voted pro rata in accordance with the voting instructions submitted by all other plan participants.

(2)
Common shares are held of record by the Trustee for the accounts of participants in the CH2M HILL Companies, Ltd. Amended and Restated Deferred Compensation Plan and will be voted as directed by CH2M HILL as the owner of the assets of the trust.

Security Ownership of Directors, Director Nominees and Executive Officers

        The following table sets forth information as of March 13, 2015 as to the beneficial ownership of our equity securities by (a) each director and director nominee of CH2M HILL, (b) each "named executive officer" of CH2M HILL, and (c) all of our current directors and executive officers as a group. None of the individuals listed below beneficially owned more than 1% of the outstanding shares of CH2M HILL, except for Lee A. McIntire who beneficially owned approximately 1.2% of the outstanding shares of CH2M HILL. As a group, all of our current directors, and executive officers beneficially owned approximately 2.1% of the outstanding shares of CH2M HILL, including stock options exercisable within 60 days of March 13, 2015.

Name of Beneficial Owner	Common Stock Held Directly(1)	Common Stock Held Indirectly(2)	Stock Options Exercisable Within 60 Days	Total Beneficial Ownership
J. Robert Berra	4,475	416	1,878	6,769
Malcolm Brinded	14,755	—	—	14,755
Mark A. Fallon	20,079	3,092	8,919	32,090
Jerry D. Geist	34,265	—	—	34,265
Lisa Glatch	10,777	229	—	11,006
Jacqueline C. Hinman	55,611	10,858	38,176	104,645
Charles O. Holliday, Jr.	12,902	—	—	12,902
Michael A. Lucki(3)	—	2,077	—	2,077
John Madia	36,933	9,555	21,551	68,039
Gary L. McArthur	7,600	226	5,871	13,697
Lee A. McIntire(3)	286,629	16,842	36,742	340,213
Gregory T. McIntyre	45,565	66,396	8,078	120,039
Georgia R. Nelson	9,363	—	—	9,363
Gregory S. Nixon(3)	—	218	—	218
Terry Ruhl	8,831	4,731	5,025	18,587
JoAnn Shea	6,656	11,551	5,975	24,182
Elisa M. Speranza	26,162	10,358	7,099	43,619
Michael A. Szomjassy	51,093	8,695	13,761	73,549
Barry L. Williams	30,185	—	—	30,185
All current directors and executive officers as a group (16 people)	367,934	112,201	110,844	590,979

(1)
Includes restricted stock held by directors and executive officers over which they maintain sole voting power but no investment power.

(2)
Includes common stock held through the CH2M HILL Retirement and Tax-Deferred Savings Plan trust and the CH2M HILL Deferred Compensation Plan trust.

(3)
Pursuant to the rules and regulations of the SEC, CH2M HILL must disclose the ownership of all persons designated as "named executive officers" in the Summary Compensation Table in this proxy statement, including Messrs. Lucki, McIntire and Nixon. Messrs. Lucki and Nixon resigned from CH2M HILL during 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities. These executive officers, directors and beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by the reporting persons. Based on our records, we believe that all Section 16(a) reporting requirements related to CH2M HILL directors, executive officers and holders of more than 10% of our common stock were timely fulfilled during 2014.

Equity Compensation Plan Information

        The following information is provided as of December 31, 2014 with respect to compensation plans pursuant to which CH2M HILL may grant equity awards to eligible persons. Please see Note 14 to the Consolidated Financial Statements, contained in CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2014 for descriptions of the equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	2,199,068	(3)	$55.78	13,443,002	(4)
Equity compensation plans not approved by security holders(2)	—	(5)	—	—	(6)

Total	2,199,068		$55.78	13,443,002

(1)
The equity compensation plans approved by stockholders include the CH2M HILL Companies, Ltd. Amended and Restated 2009 Stock Option Plan and the CH2M HILL Companies, Ltd. Payroll Deduction Stock Purchase Plan as amended and restated effective January 1, 2004 (PDSPP).

(2)
The equity compensation plans not approved by stockholders include the CH2M HILL Companies, Ltd. Amended and Restated Short Term Incentive Plan effective January 1, 2012 and the CH2M HILL Companies, Ltd. Amended and Restated Long Term Incentive Plan effective January 1, 2011.

(3)
Includes 2,199,068 of stock options outstanding.

(4)
Includes 2,563,600 shares reserved for future issuance under the Stock Option Plan and 10,879,402 shares available for purchase under the PDSPP.

(5)
The Short Term Incentive Plan and the Long Term Incentive Plan did not payout in 2015 because the minimum performance thresholds were not met.

(6)
Shares available for future issuance under the Long Term Incentive Plan and the Short Term Incentive Plan (excluding shares reflected in column (a)) are not determinable until the end of each year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis (CD&A) provides information about our compensation and benefit programs that were in place for our executive officers for 2014, and explains our compensation philosophy and objectives.

Executive Summary

        CH2M HILL has a pay-for-performance philosophy that seeks to link the interests of the named executive officers with the company's strategic and operational objectives as well as with those of our stockholders. This philosophy helps guide the Compensation Committee's decisions regarding executive compensation. As a result, approximately 75% of the compensation of our named executive officers is linked to CH2M HILL performance objectives, individual objectives and stock price performance.

Compensation Objectives

        The following elements comprise the total compensation awarded to our named executive officers: base salary, a cash-based annual incentive award, and equity-based long-term incentives consisting of common stock, stock options and restricted stock as described below.

  •
  Our compensation programs are designed to attract, motivate, reward, and retain the most talented executives.

  •
  We target all elements of our compensation program to provide compensation opportunity at the median of our peer companies. Actual payouts under these programs can be above or below the median based on CH2M HILL's performance and the executive's individual performance.

  •
  Our long-term incentive awards to our named executive officers are aligned directly to the strategic goals and long-term financial performance of CH2M HILL, in line with our pay-for-performance philosophy. The long-term incentives also help retain executives over time and provide a means by which executives can meet their respective stock ownership guidelines.

        One of our main objectives is to make sure that CH2M HILL's compensation policies and practices for its employees, in general, and its executive officers, in particular, optimize CH2M HILL's performance without encouraging unreasonable risks or incentivizing behavior which may result in a material adverse effect on the company. The design of our executive compensation programs, which combines short-term and long-term incentives, ties considerable compensation to company performance and aligns executive officers' interests with the interests of the company's stockholders.

Named Executive Officers

        For 2015, our named executive officers who appear in the Summary Compensation Table are:

  •
  Jacqueline C. Hinman, Chairman of the Board, President and Chief Executive Officer

  •
  Gary L. McArthur, Executive Vice President and Chief Financial Officer

  •
  Michael A. Lucki, former Executive Vice President and Chief Financial Officer

  •
  JoAnn Shea, former Interim Chief Financial Officer

  •
  Michael A. Szomjassy, Executive Vice President, Chief Delivery and Chief Operational Excellence Officer

  •
  Lisa Glatch, Executive Vice President, Client Solutions & Sales

  •
  Lee A. McIntire, former Executive Chairman of the Board

  •
  John Madia, Executive Vice President and Chief Human Resources Officer

  •
  Gregory S. Nixon, former Executive Vice President and Chief Legal Officer

        Mr. Lucki served as the Executive Vice President and Chief Financial Officer until his resignation from CH2M HILL and from the Board of Directors on February 6, 2014. JoAnn Shea served as the Interim Chief Financial Officer of CH2M HILL from February 6, 2014 until August 4, 2014, at which time Mr. McArthur became the Executive Vice President and Chief Financial Officer of CH2M HILL.

Key Elements of Compensation

        The following table summarizes the key elements of our executive compensation program.

Pay Element	Primary Objective	Factors Increasing or Decreasing Reward	Target Pay Position Relative to Peer Group
Base Salary	Pay individuals for their roles, responsibilities, experience and performance	• Performance against objectives • Individual responsibilities and experience level • Competitive pay within the range • Company financial performance	The Committee targets median pay for base salary
Annual Incentive Plan (AIP), a short-term incentive program	Motivate and reward achievement of annual financial objectives and individual performance goals

•

Company earnings against Annual Business Plan

•

Year-end gross margin backlog against Annual Business Plan

•

Safety, cash flow, overhead cost management, cross business collaboration, year-over-year earnings growth and staff development

•

Achievement of individual performance goals

Target median total cash compensation for target performance
Long Term Incentive Plan (LTIP)	Motivate and reward achievement of long-term goals and increasing stockholder value over a three year period	• Three year cumulative earnings growth • Year-end gross margin backlog	Total potential value is targeted at market median to provide competitive total direct compensation against our peer group
Stock Options	Incentivize focus on longer term strategic goals and creation of stockholder value	• Change in stock price
Restricted Stock	Motivate and reward achievement of specified financial goals	• Change in stock price • EBITDA as a percent of revenue over a three year performance period
Benefits and Perquisites	Provide benefits to attract and retain executive to be competitive with our peer group	• Position • Years of service	Competitive executive benefits
Supplemental Executive Retirement & Retention Plan	Provide a non-qualified retirement benefit to attract and retain executives	• Age at date of hire	Competitive executive benefits
Change of Control	Bridge to future employment if change of control event occurs and employment is terminated	• None, only paid in the event the executive's employment is terminated in connection with a change of control	Competitive

Compensation Philosophy and Objectives

        Our compensation philosophy is based on two fundamental principles: competitive market compensation and pay-for-performance. Our compensation programs are designed to attract and retain highly qualified and talented executives and employees in our industry, and to provide incentives that appropriately motivate them to achieve and exceed our short-term and long-term performance goals, thereby enhancing stockholder value.

  •
  Competitive Market Compensation.  CH2M HILL pays its executives and other employees compensation that is comparable to compensation paid by industry peers, because the market for qualified executives and employees in the industry is highly competitive. We also evaluate competitive pay practices among general industry companies of similar size, complexity and performance as certain executives and other senior positions may be drawn from this broader market.

  •
  Pay-for-Performance.  We align the interest of our executives and employees with the interest of our stockholders by paying for performance against agreed upon goals that tie with CH2M HILL's short and long-term objectives and strategic plans. We place a substantial portion of our executive officers' compensation at-risk, where total compensation over time depends on each executive's performance against established goals and on the overall performance of the company. Furthermore, a portion of all executives' compensation is provided in the form of CH2M HILL stock, stock options and restricted stock, which tie the total value of the compensation opportunity to CH2M HILL's overall stock performance.

        We review our compensation philosophy and objectives annually in light of our performance against our goals and performance of our peer companies. This process takes into account market risks and opportunities as well as the economic environment. We revise our compensation objectives, as appropriate, to focus on our strategic goals and objectives, and our requirements in recruiting and retaining leadership talent.

Role of the Board of Directors in Establishing Compensation

        Our Board of Directors delegates the responsibility for oversight of executive officers' compensation to its Compensation Committee. The Committee establishes total compensation for the Chief Executive Officer based on her performance, the company's performance, and input the Committee receives from its compensation consultants. Based on market data provided by its compensation consultants, the Committee also reviews the CEO's compensation recommendations for other executive officers and ultimately determines such compensation, establishes compensation for outside members of the Board of Directors, and considers and approves the equity-based incentive compensation plans designed to implement the company's compensation philosophy.

        In 2014, the Committee reviewed Ms. Hinman's 2014 total compensation against market data provided by its compensation consultants, considered Ms. Hinman's performance for the year and CH2M HILL's performance overall, and set Ms. Hinman's compensation, as presented in the Summary Compensation Table. The Compensation Committee reviews the competitiveness of CH2M HILL's executive compensation programs annually compared to that of executives in similar positions with companies we compete with in our industry and geographic markets. The competitive compensation comparison includes peer group data, and published survey data for both our specific industry and general industry using companies of similar size and complexity.

        The Compensation Committee reviews executive compensation in light of Section 162(m) of the Internal Revenue Code which establishes a limit on the deductibility of annual compensation that exceeds $1,000,000 for certain executive officers. It is the general intention of the Committee to meet the requirements for deductibility under Section 162(m) of the Internal Revenue Code; however, the

Committee reserves the right, where merited by changing business conditions or an executive's individual performance, to authorize compensation payments which may not be fully deductible by CH2M HILL. The Committee reviews this policy on an ongoing basis.

Role of Stockholder Say-on-Pay Votes

        CH2M HILL provided stockholders a non-binding advisory "say-on-pay" vote on its executive compensation at its 2014 annual meeting of stockholders. Stockholders supported the compensation of our named executive officers as disclosed in the proxy statement for the 2014 meeting, with the proposal receiving support of approximately 82% of the votes cast. Following the 2014 say-on-pay vote, the Compensation Committee evaluated the results of the vote and considered other factors in evaluating CH2M HILL's executive compensation policies and practices for 2014, including the relationship of the CH2M HILL compensation programs to the company's business objectives for the year, a review of peer group data and the evaluation of CH2M HILL's compensation programs by its compensation consultant. Based on these considerations, including the results from the say-on-pay vote, the Compensation Committee determined that our stockholders support our executive compensation policies and practices, and therefore the Committee did not implement changes to our compensation program as a result of the vote.

Role of Management in Establishing Compensation

        CH2M HILL's Chief Executive Officer reviews compensation data and analysis for her direct reports, including all executive officers, based on the information provided by the compensation consultants. The CEO considers each component of executive compensation and determines how these components should be used to provide appropriate total compensation that motivates executive officers to optimize CH2M HILL's short-term and long-term operations and financial results in the best interest of CH2M HILL's stockholders. The CEO then provides an overview of performance and accomplishments for each executive officer and makes recommendations to the Compensation Committee about compensation levels and structure the CEO deems appropriate.

Role of Compensation Consultants

        The Compensation Committee has the authority to retain the services of outside compensation consultants to assist in the performance of its responsibilities. In 2014, the Compensation Committee retained the services of Sibson Consulting ("Sibson"). At the request of the Committee, Sibson updated the annual compensation assessment for the CEO and other executive officers. The review provides a comprehensive assessment of the various components of our executive compensation programs against relevant market compensation data and our peer companies (as further discussed below), as well as a recommended compensation range for our CEO and reference compensation ranges for our other executive officers. The Compensation Committee used this information to consider and set compensation for the CEO and to review the CEO's recommendations for other executive officers' compensation. As part of this process, Sibson also provided to the Committee compensation survey data for other key executives and managers at peer companies, which are used by the company in considering compensation levels.

        In 2014, Sibson was engaged to, among other things, provide a detailed analysis of the executive organizational structure of the peer companies, assess and revise the roles requiring additional benchmarking as well as provide total compensation review for our executive officers. In addition, Sibson performed a sensitivity analysis of our incentive plans to ensure that the risk-reward relationship between performance and awards was appropriate for the company's strategy. Sibson also provided a review of competitive compensation for CH2M HILL's outside directors. We paid Sibson approximately $192,403 for work performed in 2014.

        In 2014, the Compensation Committee carefully considered Sibson's independence and all the services that Sibson provides to CH2M HILL's management, such as benchmarking surveys for senior management roles and consulting regarding overall incentive strategy. The Committee determined that Sibson's services to the company did not impair its independence because of the value of compensation that Sibson derives from such services was not significant. In addition, in November 2014, the Compensation Committee analyzed Sibson's work and determined it did not raise any conflicts of interest.

Benchmarking

        The Compensation Committee uses market data as a primary tool in establishing compensation for the Chief Executive Officer and the Board of Directors, and in reviewing the CEO's recommendations for compensation of other executive officers. In establishing 2014 compensation, the Compensation Committee reviewed total compensation information of thirteen peer companies as evaluated and recommended by the compensation consultant to the Committee. In considering which companies to include as its reference companies in this review, the Committee instructed Sibson to select companies that compete with CH2M HILL for executive talent in our industry and our geographic markets. Sibson provides an independent assessment of the peer group annually and recommends changes as appropriate, while recognizing the importance of year-over-year continuity. The Committee believes that the reference group of peer companies is appropriate for its compensation analysis. The full list of reference companies used in compensation considerations in 2014 is provided below.

Peer Companies

• AECOM Technology Corporation	• Jacobs Engineering Group Inc.
• The Babcock & Wilcox Company	• KBR Inc.
• Chicago Bridge & Iron Company	• McDermott International Inc.
• EMCOR Group Inc.	• Tetra Tech Inc.
• Fluor Corporation	• URS Corporation
• Foster Wheeler AG	• Willbros Group Inc.
• Granite Construction Inc.

        The Committee reviewed the available compensation and financial performance data for each of the peer companies and, with assistance of the independent compensation consultant, established that, for 2014, the actual market compensation range for our named executive officers was between 32% below and 16% above the median compensation of the peer companies, consistent with differences in experience, overall qualifications and performance. The CEO's target total direct compensation (salary plus short and long-term incentives) is 78% of the peer group median and 80% of the general industry survey median.

Elements of Compensation

        The total compensation package for our executive officers consists of the following components:

  •
  Base Salary—provides our executive officers with competitive base pay that is appropriate for their position in the company and level of experience

  •
  Short Term Incentive Compensation—provides incentives to our executive officers (and other employees) to focus on achieving our annual business plan and other quantitative and qualitative goals relevant for the current year

  •
  Long Term Incentive Compensation—designed to incentivize our executive officers (and other senior leaders) to achieve our quantitative and qualitative objectives over a three year period that relate to our multi-year strategic plan (called the long-term incentive program) and through equity participation in CH2M HILL's financial success by providing executives stock option and restricted stock grants designed to align our executives' interest with that of stockholders

  •
  Benefits, Retirement, Retention and Perquisites—designed to assure market compensation, create longer term ties to the company and aid in retention of existing executive officers and recruiting of new executives

2014 Average Pay Mix

        We believe that by creating a total compensation package for executive officers that combines short-term and long-term incentives and equity compensation, we align their interests with the interests of CH2M HILL and its stockholders. We review our performance against our peer group of companies as a factor in determining our executive officers' total compensation. We also believe our pay-for-performance model appropriately motivates performance and encourages appropriate risk taking, while encouraging retention. As our financial performance increases relative to our performance goals, the executive officers' potential for additional compensation under our short and long-term incentive programs increases as well. If our performance does not meet our goals, total compensation falls and incentive compensation may be reduced to zero.

        The key components of target compensation for the named executive officers are shown below.

        "Fixed" compensation refers to base salary and "variable" compensation refers to performance-based pay, which is the aggregate of stock (including both restricted stock and LTIP), annual cash bonus, and stock options. "Cash" compensation refers to base salary and annual cash bonus, and "equity" compensation refers to LTIP, stock options and restricted stock.

        The actual pay mix for 2014 for the named executive officers is shown above. The company's recent performance resulted in no payments for the 2012 LTIP and 2014 AIP; therefore, 54% of the target compensation did not pay. The restricted stock, which represents 9% of actual pay, is tied to company performance and the stock options, which represent 12% of actual pay, will fully vest in 2017.

Base Salary

        We provide our executive officers with base salary that we believe is appropriate for their roles, responsibilities and experience and is within a competitive market range, as determined by the Compensation Committee with input from its independent compensation consultant. The actual base salary is dependent on the experience of each executive officer, as well as the complexity, financial and strategic impact of his or her role.

        In 2014, there were no adjustments to base salaries of the executive officers, except for Ms. Hinman and Ms. Shea who received a merit increase, as described below. On November 14, 2013, the Compensation Committee approved changes to Ms. Hinman's compensation effective January 1, 2014 in connection with her appointment as President and Chief Executive Officer of CH2M HILL. Effective January 1, 2014, Ms. Hinman's annual base salary was set at $900,000, with a target incentive opportunity under the CH2M HILL Short Term Incentive Plan (also referred to as the Annual Incentive Plan or AIP) of 120% and a target incentive opportunity under the CH2M HILL Long Term Incentive Plan of 230%. Effective January 1, 2014, Mr. McIntire no longer served as the Chief Executive Officer of CH2M HILL and served as the Executive Chairman of the Board from January until September 18, 2014, at which time Ms. Hinman became Chairman of the Board.

        The Compensation Committee provides from time to time discretionary cash incentive bonuses to executive officers for circumstances warranting the payment, such as retention, market alignment and individual accomplishment.

Short Term Incentive Compensation

        Our short-term incentive awards program provides our executives with the ability to earn an annual incentive through the AIP, based on the company's performance, their respective business unit's performance, and their individual performance. Annual goals are established during the first quarter of each year and monitored throughout the year. The 2014 AIP short-term performance goals were based on an earnings target and year end gross margin backlog for the company. The AIP short-term incentive awards are paid in cash in keeping with market practice of our reference group of peer companies.

        The 2014 AIP short-term incentive program's target for each named executive officer is based on the percentage of the officer's base salary set forth below:

• Jacqueline C. Hinman	120%
• Gary L. McArthur	90%
• JoAnn Shea	50%
• Michael A. Szomjassy	80%
• Lee A. McIntire	130%
• Lisa Glatch	75%
• John Madia	75%
• Gregory S. Nixon	75%

        Mr. Lucki was not a participant in the 2014 AIP short-term incentive program due to his resignation. There were no annual incentive payouts in 2015 for the AIP short-term incentive program due to the company's performance in 2014.

Long Term Incentive Compensation

        The long-term component of our incentive compensation for executive officers is intended to reward our executive officers and other senior leaders for achieving CH2M HILL's long-term goals and increasing stockholder value. Long-term incentive compensation is intended to motivate our executives to focus on long-term goals, to reward and retain top talent and to help our executives meet their Executive Stock Ownership Guidelines. Long-term incentive mix depends upon the job level of each executive.

        There are three components that comprise long-term compensation. They consist of:

  •
  The Long Term Incentive Plan which is paid out in CH2M HILL common stock,

  •
  Stock options, and

  •
  Restricted stock

  Long Term Incentive Plan (LTIP)

        In 2014, our executive officers received payments under the 2011 Long Term Incentive Plan. The plan paid incentives based on CH2M HILL's performance against goals established in 2011 for the 2011-2013 performance period. The goals, as approved by the Compensation Committee of the Board, included an earnings growth goal as well as a year-end gross margin backlog compounded annual growth rate goal. At the February 2014 Compensation Committee meeting, the Committee confirmed that the 2011 goals were completed at a performance level that justified a 62.8% payout level. The long-term incentive awards for the 2011 program were fully paid in CH2M HILL common stock in March 2014.

        In 2015, our executive officers did not receive any payments under the 2012 Long Term Incentive Plan. The plan incentives were based on CH2M HILL's performance against goals established in 2012 for the 2012-2014 performance period. The goals, as approved by the Compensation Committee of the Board, included an earnings growth goal for the company and a year-end gross margin backlog compounded annual growth rate goal. It was determined that the goals were not met and as a result, there was no payout to participants.

        In 2014, the executive officers were granted the opportunity to earn long-term incentive compensation payable in 2017 based on their performance during the 2014-2016 performance period. The performance targets approved by the Compensation Committee for the 2014 Long Term Incentive Plan were based on a cumulative earnings growth goal for the company as well as a year-end gross margin backlog compounded annual growth rate goal. In addition, the incentive opportunity under the 2014 program is subject to an individual modifier that can be applied to reduce the amount of the award. This award is paid fully in CH2M HILL common stock.

        The 2014 Long Term Incentive Plan target for each named executive officer is based on the percentage, set forth below, of the officer's base salary, with each executive having an opportunity to earn up to 200% of these targets based on the company's performance during the 2014-2016 performance period:

• Jacqueline C. Hinman	230%
• Gary L. McArthur	110%
• JoAnn Shea	50%
• Lee A. McIntire	230%
• Lisa Glatch	75%
• John Madia	75%
• Gregory S. Nixon	75%

        Mr. McIntire was a participant in the 2014 LTIP but due to his retirement as Executive Chairman in September of 2014, his payment will be prorated based on the full months worked during the plan's performance period as outlined in the plan document. Mr. McIntire's prorated payment will be subject to the minimum performance threshold established under the plan and scheduled to be paid in March of 2017. Mr. Nixon was a participant in the 2014 LTIP but is not eligible for an award due to his resignation. Mr. Lucki was not a participant in the 2014 LTIP due to his resignation.

        Consistent with our pay-for-performance philosophy, the LTIP provides the Compensation Committee with discretion to reduce actual payouts to ensure that one operational performance goal is not achieved at the expense of other important strategic objectives. The Compensation Committee maintains the discretion under the Long Term Incentive Plan to monitor and adjust the performance metrics of the long-term programs taking into account, among other things, market dynamics during the respective performance periods of the programs.

        On May 16, 2014, Mr. Szomjassy received a restricted stock grant of 4,627 shares for a then fair value of $300,000 with a cliff vest on January 2, 2015. This grant was in lieu of participation in the 2014 LTIP and a 2014 equity grant (including stock options and performance-based restricted stock as described below).

  Stock Options

        Stock options are granted to our executives to provide an attractive incentive to focus on our longer term strategic goals and create stockholder value. Our stock option grants are made with the strike price equal to our stock value in effect at the time of the grant, vesting over a three year period in 25%, 25% and 50% increments each year all with an expiration date of five years from the date of grant. Although we are required to reflect compensation expense for stock options pursuant to applicable accounting rules, the granted stock options only have realized value to the executive to the extent that the CH2M HILL stock price actually increases during the term of the stock options. The stock options granted in 2014 to our named executive officers are disclosed in the Summary Compensation Table.

  Restricted Stock

        Restricted stock is granted to motivate and reward our executives for the achievement of specified financial goals. The value of restricted stock granted in 2014 to our named executive officers is disclosed in the Summary Compensation Table. The grants provided to our executives (with the exception of Mr. Szomjassy and Ms. Shea) in 2014 include a performance metric. The restrictions on these grants lapse at the end of a three-year period in 2017 and the award will be increased or decreased at that time based on the achievement of a performance goal. The performance goal is a specified three-year EBITDA (earnings before interest, taxes, depreciation and amortization) as a percentage of revenue goal. If the goal is met the named executive officer will receive 100% of the target amount awarded. The award can be adjusted from 0% to 125% of the awarded amount based on actual results.

        The restricted stock grant issued to executives on February 9, 2012 included a performance condition based on the firm's EBITDA as a percent of revenue at the end of the performance period (January 1, 2012 to December 31, 2014). The three-year EBITDA performance resulted in a payout of 0% of the target amount of shares.

        The Compensation Committee approved restricted stock grants in 2015 to our executive officers that include this performance metric. The restrictions lapse at the end of the three-year performance period from the date of grant and the initial grant award may be adjusted up or down based on the achievement of a specified EBITDA goal.

Other Compensation Program

        In November 2014, the Compensation Committee approved a compensation program (called the CEO Fund) to reward and retain key employees with the potential of a cash incentive in 2015. The Committee approved the CEO Fund in the amount up to $5 million for 2015 that could be granted to employees at various levels and roles in the organization based on their respective contributions toward advancing strategic imperatives and driving company results. Any incentive awards under the CEO Fund granted to executive members of management require advance Compensation Committee approval. To date there have been no awards under the CEO Fund to members of executive management.

Benefits, Retirement, Retention and Perquisites

        Our executive officers are eligible to participate in benefit plans that are available to substantially all of our employees, including participation in our medical, dental and life insurance plans, and disability insurance programs. In addition to these general benefits, we offer financial planning consulting and executive physicals. In keeping with our philosophy of market competitive and pay-for-performance compensation, we have historically provided only modest executive benefits and perquisites and have not viewed these forms of compensation as a substantial part of the overall executive officers' compensation framework.

        One special benefit that we provide to certain of our executive officers is our Supplemental Executive Retirement and Retention Plan (SERRP). The SERRP is a non-qualified defined contribution plan under which CH2M HILL provides pre-tax contributions to certain executive officers that they can utilize only upon retiring with the company at age 65 or thereafter. The plan provides those who are invited to participate in the plan with added incentives to continue in the service of the company by providing an attractive retirement benefit. The SERRP is a part of our competitive market compensation strategy and it allows us to attract and retain executive officers and other senior executives. The company contribution to each named executive officer's SERRP account is the following percentage of base salary and short-term incentive: 25% for Ms. Hinman and Mr. Madia, 12.5% for Messrs. McArthur and Nixon and Ms. Glatch, 15.7% for Mr. Szomjassy, and 60% for

Mr. McIntire. Ms. Shea is not eligible for SERRP. Mr. Lucki was eligible for the plan but resigned before the 2014 contributions were made. During the life of the SERRP the contribution levels may be set differently for different participants and at different percentages of base salary and short-term incentives, as determined by the Compensation Committee.

        Ms. Hinman and Messrs. McIntire and Madia were participants in the original SERRP implemented in 2009, which was a non-qualified, hybrid defined-benefit/defined-contribution plan with a goal of providing 50% of the participants' final compensation in retirement. Mr. McIntire's contribution percentage was significantly higher than Ms. Hinman's and Mr. Madia's because his time to retirement was shorter. The plan was restated in 2012 and became a non-qualified, defined contribution plan with individual contribution percentages defined by the participant's age and job level. The original contribution percentages for Ms. Hinman and Messrs. McIntire and Madia were grandfathered under the old plan.

        In addition, CH2M HILL provides for a payment of five times base salary (pre-tax) in a lump sum to the beneficiary of select CH2M HILL executives (including the named executive officers) upon their death. This is a pre-retirement employment benefit similar to term life insurance while the executive remains a CH2M HILL employee. Ms. Shea is not eligible for this benefit.

Mr. McArthur Compensation for 2014

        Mr. McArthur joined CH2M HILL as its Executive Vice President and Chief Financial Officer effective August 4, 2014. As part of his new hire package, his base salary is $580,000 per year. Mr. McArthur's compensation includes an annual incentive pay target of 90% of the base salary with a potential to earn from 0% to 200% of the target amount depending on his performance and performance of the company under the CH2M HILL AIP short-term incentive program. He also participates in CH2M HILL's Long Term Incentive Plan, which has a three-year measurement period with awards tied specifically to long-term goals and objectives set for the company. His target opportunity under the LTIP for the 2014 program is 110% of the base salary with the potential to earn up to 200% of the target amount based on the performance of the company. In addition, on August 15, 2014, Mr. McArthur received a restricted stock grant of 3,131 shares with a then fair value of $188,500 which cliff vests on February 14, 2017 and is subject to a performance condition based on the firm's EBITDA as a percent of revenue at the end of the performance period, similar to the other executives' restricted stock performance conditions. He also received a new hire one-time stock option grant for 10,000 shares on August 15, 2014, which vests 25% on the first anniversary of the grant date, 25% on the second anniversary, and the final 50% on the third anniversary. Mr. McArthur also received a stock option grant of 23,484 shares which vests 25% on February 14, 2015, 25% on the February 14, 2016 and the final 50% on February 14, 2017.

Ms. Shea Compensation for 2014

        Ms. Shea served as the Vice President, Chief Accounting Officer and Interim Chief Financial Officer of CH2M HILL from February 6, 2014 until August 4, 2014. With her increased responsibilities, Ms. Shea received a monthly stipend of $10,000 per month beginning February 1, 2014. This amount increased to $20,000 effective May 24, 2014 and ceased at the end of September. She also received a base salary merit increase equal to 2.75% for 2014. Ms. Shea's target incentive opportunity under the CH2M HILL AIP short-term incentive program and the CH2M HILL Long Term Incentive Plan increased to 50% in 2014 as part of her increased responsibilities as Interim Chief Financial Officer. In addition, on May 16, 2014, Ms. Shea received a restricted stock grant of 1,542 shares with a then fair value of $100,000 which vests one-third per year for three years from the date of grant and an annual stock option grant of 1,500 shares on May 16, 2014 which vests 25% on the first anniversary of the grant date, 25% on the second anniversary, and the final 50% on the third anniversary.

Ms. Glatch Compensation for 2014

        On March 31, 2014, Ms. Glatch joined CH2M HILL as the Executive Vice President, Client Solutions and Sales. As part of her new hire employment with CH2M HILL, she receives an annual base salary of $450,000 and received a cash incentive payment of $400,000 paid in two equal installments on her hire date and six months after her start date. Ms. Glatch's new hire incentives were provided to recruit her to CH2M HILL and to reimburse her for monies forfeited upon her departure from her prior employer. Ms. Glatch's target incentive opportunity under the CH2M HILL AIP short-term incentive program and the CH2M HILL Long Term Incentive Plan are each 75%. In addition, on May 16, 2014, she also received a restricted stock grant of 7,712 shares with a then fair value of $500,000 which vests one-third per year for three years from the date of grant, and a stock option grant of 13,761 shares which vests 25% on the first anniversary of the grant date, 25% on the second anniversary, and the final 50% on the third anniversary. On May 16, 2014, Ms. Glatch received a restricted stock grant of 1,301 shares with a then fair value of $84,375 which cliff vests on February 14, 2017 and is subject to a performance condition based on the firm's EBITDA as a percent of revenue at the end of the performance period, similar to the other executives' restricted stock performance conditions.

Mr. McIntire Compensation for 2014

        Mr. McIntire retired from CH2M HILL Companies, Ltd. as the Executive Chairman of the Board of Directors of CH2M HILL effective September 18, 2014. On June 27, 2014, CH2M HILL entered into a Retirement Transition Agreement with Lee A. McIntire, in connection with Mr. McIntire's retirement. As part of the agreement, beginning September 27, 2014, Mr. McIntire served as a flex employee of CH2M HILL until February 20, 2015 at a rate of $200 per hour and was expected to work at a level below 20% of his average level of services performed during the thirty six months preceding September 27, 2014, as directed and authorized by CH2M HILL. In addition, Mr. McIntire received a lump sum cash payment of $265,385 payable on October 17, 2014. Mr. McIntire is eligible for pro-rated long-term incentive awards for 2013 and 2014 under the CH2M HILL Companies, Ltd. Long Term Incentive Plan as long as he remains retired after February 20, 2015 and does not compete with CH2M HILL as defined in the Agreement. Mr. McIntire's stock option and restricted stock grants continued to vest in accordance with the vesting schedules provided in the awards and he forfeited all stock options and restricted awards on February 20, 2015 that were not vested at that time. In addition, under the Retirement Transition Agreement, Mr. McIntire's vested balance under the CH2M HILL Companies, Ltd. Supplemental Executive Retirement and Retention Plan (SERRP) will be paid in accordance with his distribution election on file. Consistent with past practice under the SERRP, in September 2012 the Compensation Committee exercised its discretion and approved an additional retirement top off benefit payment to Mr. McIntire per the terms of the original plan implemented in 2009. The final amount of $802,796 was calculated and approved in May 2014 and paid in March 2015. This payment is consistent with what has been done for other senior executives that have retired under the original plan.

Mr. Lucki Compensation for 2014

        Mr. Lucki resigned from CH2M HILL on February 6, 2014 as the Chief Financial Officer and as a member of the Board of Directors. On February 13, 2014, the Resignation, Waiver and General Release & Mutual Non-Disparagement Agreement (the "Resignation Agreement") between CH2M HILL and Mr. Lucki became effective. Under the Resignation Agreement, in connection with Mr. Lucki's resignation, he received a payment of $1,144,578 (less applicable tax withholdings), which included two months of base salary of $100,000, his annual bonus earned under the CH2M HILL Companies, Ltd. Short Term Incentive Plan payable in March 2014 for performance in 2013 of $350,000, a payment under the CH2M HILL Companies, Ltd. Long Term Incentive Plan payable in

March 2014 for the performance period 2011-2013 of $328,130, and a cash payment in lieu of Mr. Lucki's stock options of $207,532 and restricted stock of $158,915 that would have vested in February 2014. As a result of Mr. Lucki's resignation, he forfeited his right to receive a payment under the 2012 and 2013 LTIP (payable in 2015 and 2016) in addition to forfeiting his unvested SERRP benefit.

Mr. Nixon Compensation for 2014

        Mr. Nixon resigned from CH2M HILL on August 31, 2014 as Executive Vice President and Chief Legal Officer.

        He received a guaranteed bonus under the CH2M HILL Short Term Incentive Plan of $375,000 in March 2014 as part of his new hire package in November 2013. Mr. Nixon also received a payment of $200,000 in June 2014 as an installment employment incentive payment. As a result of Mr. Nixon's resignation, he forfeited his right to receive a cash payment of $150,000 on each of June 1, 2015 and June 1, 2016 as well as the vesting of stock options and restricted stock grants. He also forfeited his right for payment under the 2014 AIP short-term incentive program and the 2014 LTIP, in addition to forfeiting his unvested benefits under the CH2M HILL Deferred Compensation Plan and the SERRP.

Executive Stock Ownership Guidelines

        CH2M HILL's Board of Directors has established stock ownership guidelines for our senior executives. The guidelines are intended to encourage management to own a meaningful amount of CH2M HILL stock and therefore align individual financial goals with our company's success. Executives will achieve their recommended levels of ownership within five years of being promoted into a role or assuming a new position which is subject to the guidelines. The CEO will review each participant's progress toward compliance with the guidelines and report to the Compensation Committee on the compliance status. The Committee reviews the executive stock ownership guidelines from time to time.

        The following table sets forth the current stock ownership guidelines as approved by the Compensation Committee:

Position	Stock Ownership (as a multiple of Annual Base Salary)
Chief Executive Officer	Five Times Salary
Other Named Executive Officers	Three Times Salary
Other Senior Executives	Two Times Salary

Change of Control and Post-Termination Compensation

        Our CEO and each of the other named executive officers (with the exception of Ms. Shea) is a party to a change of control agreement with the company. Under the change in control agreements, CH2M HILL will provide each named executive officer with the following benefits in the event of termination of their employment (actual or constructive and other than for cause) by CH2M HILL or its successor in interest within twenty-four months of a change of control:

  •
  For the CEO and very few select senior executives, lump-sum payments in the amount equal to 2.99 times the sum of (a) annual base salary in effect at the time the change of control occurs and (b) target annual incentive bonus payable under the Short Term Incentive Plan;

  •
  Continuation of health benefits for a period equal to the period the executive would be entitled to continuation coverage under a group health plan of CH2M HILL following the date of termination;

  •
  Immediate vesting of all options, restricted stock and other incentive grants and long-term incentive pay;

  •
  Immediate vesting in all retirement plans;

  •
  Pro-rata payout of amounts payable under the short-term incentive plan for the year of termination; and

  •
  Pro-rata payout of amounts payable under the long-term incentive programs, as appropriate.

        For purposes of the change of control agreements, a "change of control" is defined generally to include:

  •
  Acquisition of 50% (or more) of the fair value of the CH2M HILL stock;

  •
  Acquisition of 30% (or more) of the voting securities of CH2M HILL;

  •
  A change in the majority of the Board of Directors, not otherwise recommended by the Board of Directors, during the course of one year;

  •
  Liquidation or dissolution of CH2M HILL, or direct or indirect sale or other disposition of all or substantially all of the assets of CH2M HILL.

Risks Inherent in Compensation Structure

        CH2M HILL's management considered CH2M HILL's compensation policies and practices for its executive officers and employees, in general, and determined that these policies and practices are not reasonably likely to have a material adverse effect on the company. The design of the executive compensation program that combines short-term and long-term incentives places considerable compensation at-risk, and aligns executive officers' interests with the interests of the company's stockholders, thus creating an environment that encourages executive officers and other key employees to balance carefully risks and rewards for the company and not to assume unreasonable risks.

        CH2M HILL carefully reviewed all elements of executive compensation to determine whether any components of compensation encourage excessive risk taking and concluded that:

  •
  Rolling three-year performance targets discourage short-term risk taking and encourage longer term view,

  •
  The substantial equity component of compensation and ownership guidelines discourages excessive risk taking, and

  •
  The significant portion of at-risk compensation focused on longer term strategic results creates an appropriately measured approach to risk taking.

        Further, as described elsewhere in the Compensation Discussion and Analysis, the overall compensation decisions include subjective considerations, which prevent a formulaic approach to compensation setting and do not drive unreasonable short-term focused business and risk taking decisions.

Compensation Committee Report

        We evaluate and establish compensation for CH2M HILL's executive officers and oversee the deferred compensation and equity based compensation plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for CH2M HILL's financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement. We are satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the U.S. Securities and Exchange Commission.

        Submitted by the CH2M HILL Companies, Ltd. Compensation Committee

SUMMARY COMPENSATION TABLE

        The following table sets forth information regarding total compensation for the three one-year periods ended December 31, 2014, 2013, and 2012, which includes required disclosures for our CEO, CFO, former CFO, interim CFO, the three most highly compensated executive officers of CH2M HILL in 2014 (Messrs. Szomjassy and Madia and Ms. Glatch), as well as two former executive officers (Messrs. McIntire and Nixon) whose compensation would have made them two of the three additional most highly compensated officers had they been in their executive officer roles at the end of 2014.

Name and Principle Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jacqueline C. Hinman	2014	889,919	—	225,000	196,141	—	6,150	370,394	1,687,604
Chairman of the Board, President & Chief Executive Officer	2013	509,886	312,839	305,090	81,612	—	(2,354)	93,522	1,300,595
	2012	475,010	397,338	586,625	79,737	—	4,348	336,429	1,879,487
Gary L. McArthur(1)	2014	223,080	—	188,801	254,144	—	—	36,234	702,259
Executive Vice President & Chief Financial Officer
Michael A. Lucki	2014	170,463	—	—	—	—	—	1,554,813	1,725,276
Former Executive Vice President and Chief Financial Officer	2013	595,116	300,000	271,541	122,226	—	—	238,140	1,527,023
	2012	577,512	444,432	144,375	121,175	—	—	99,111	1,386,605
JoAnn Shea	2014	468,079	—	100,000	11,490	—	—	17,522	597,091
Vice President and Chief Accounting Officer (Interim CFO)
Michael A. Szomjassy(1)	2014	500,011	—	300,000	—	—	—	66,813	866,824
Executive Vice President, Chief Delivery and Chief	2013	478,856	259,082	695,845	70,375	—	—	109,251	1,613,409
Operational Excellance Officer
Lisa Glatch(1)	2014	328,852	527,458	584,375	105,409	—	—	70,650	1,616,744
Executive Vice President, Client Solutions and Sales
Lee A. McIntire	2014	992,183	265,385	498,333	—	—	—	7,800,263	9,556,164
Former Executive Chairman of the Board	2013	1,150,011	968,311	1,962,591	311,731	—	—	547,539	4,940,183
	2012	1,150,011	1,202,469	4,595,170	313,698	—	—	735,467	7,996,815
John Madia	2014	453,003	—	84,938	74,042	—	—	316,312	928,295
Executive Vice President and Chief Human Resources Officer	2013	442,465	264,067	249,206	53,171			142,649	1,151,559
	2012	413,504	259,420	553,650	52,061	—	—	132,220	1,410,855
Gregory S. Nixon(1)	2014	373,215	200,000	75,000	65,383	—	—	15,521	729,119
Former Executive Vice President and Chief Legal Officer	2013	67,309	575,000	1,200,000	29,240	—	—	486	1,872,035

(1)
Messrs. Nixon and Szomjassy became named executive officers in 2013 and their respective 2012 compensation is not included. Mr. McArthur and Ms. Glatch became named executive officers in 2014 and their respective 2013 and 2012 compensation is not included.

(2)
Bonus amounts in column (d) for fiscal years 2014, 2013 and 2012 consist of bonuses earned under the AIP short-term incentive plan and discretionary payments to Messrs. Nixon, Lucki and McIntire and Ms. Glatch as described herein.

The following table provides a summary of the bonuses earned during the years ended December 31. The 2014 AIP short-term incentive plan did not pay out because the minimum performance threshold was not met. Mr. Nixon received new hire incentive cash payments of $200,000 in 2014 and 2013. Mr. Lucki received a one-time discretionary cash bonus in November 2013 in the amount of $300,000. Mr. McIntire received a one-time discretionary bonus of $265,385 in 2014. Ms. Glatch received new hire incentives of $527,458 in 2014. Ms. Glatch's new hire incentives were provided to recruit her to CH2M HILL and to reimburse her for monies forfeited upon her departure from her prior employer.

	AIP Short Term Incentive Plan ($)			Discretionary ($)			Total ($)
Name	2014	2013	2012	2014	2013	2012	2014	2013	2012
Jacqueline C. Hinman	—	312,839	397,338	—	—	—	—	312,839	397,338
Gary L. McArthur	—	—	—	—	—	—	—	—	—
Michael A. Lucki	—	—	444,432	—	300,000	—	—	300,000	444,432
JoAnn Shea	—	—	—	—	—	—	—	—	—
Michael A. Szomjassy	—	259,082	—	—	—	—	—	259,082	—
Lisa Glatch	—	—	—	527,458	—	—	527,458	—	—
Lee A. McIntire	—	968,311	1,202,469	265,385	—	—	265,385	968,311	1,202,469
John Madia	—	264,067	259,420	—	—	—	—	264,067	259,420
Gregory S. Nixon	—	375,000	—	200,000	200,000	—	200,000	575,000	—
(3)
Amounts in column (e) represent stock issued in connection with the Long Term Incentive Plans, as well as restricted stock awards. The Long Term Incentive Plan has a three-year performance period and awards are shown in the third year. For example, the amount shown for 2013 is the award earned during the 2011 - 2013 performance period and paid in 2014. There are no payments for 2014 because the minimum performance threshold for the 2012 - 2014 performance period was not met.

  The following table provides a summary of the LTIP awards received and stock awards granted during the years ended December 31:

	LTIP Awards ($)			Restricted Stock Awards ($)(i)			Total Stock Awards ($)
Name	2014	2013	2012	2014	2013	2012	2014	2013	2012
Jacqueline C. Hinman	—	207,240	491,625	225,000	97,850	95,000	225,000	305,090	586,625
Gary L. McArthur	—	—	—	188,801	—	—	188,801	—	—
Michael A. Lucki	—	—	—	—	271,541	144,375	—	271,541	144,375
JoAnn Shea	—	—	—	100,000	—	—	100,000	—	—
Michael A. Szomjassy	—	111,470	—	300,000	584,375	—	300,000	695,845	—
Lisa Glatch	—	—	—	584,375	—	—	584,375	—	—
Lee A. McIntire	—	1,588,841	4,221,420	498,333	373,750	373,750	498,333	1,962,591	4,595,170
John Madia	—	185,456	491,625	84,938	63,750	62,025	84,938	249,206	553,650
Gregory S. Nixon	—	—	—	75,000	1,200,000	—	75,000	1,200,000	—

(i)
Amounts represent the aggregate grant date fair value of all restricted stock awards granted in the year shown. CH2M HILL calculates these amounts in accordance with U.S. GAAP. Under these rules, the grant date fair value of each award equals the number of shares granted multiplied by the stock price at the time of the grant. As a part of Ms. Glatch's employment agreement, she received a one-time restricted stock grant on May 16, 2014 for 7,712 shares with a then fair value of $500,000 at the time of grant, which shares vest one-third per year over three years on each anniversary date from the date of grant. Ms. Shea received a one-time restricted stock grant as a part of her role as interim CFO on May 16, 2014 for 1,542 shares with a then fair value of $100,000 at the time of grant, which shares vest one-third per year over three years on each anniversary from the date of grant. As part of Mr. Nixon's employment agreement, he received a one-time restricted stock grant on November 14, 2013 for 19,433 shares with a then fair value of $1,200,000 at the time of grant, which shares were scheduled to vest one-third per year over three years on each anniversary date from the date of grant. As a result of Mr. Nixon's resignation, he forfeited all rights to this grant.
(4)
Amounts represent the aggregate grant date fair value of all awards granted in the year shown. CH2M HILL calculated these amounts in accordance with U.S. GAAP. Please see Note 14 of the consolidated financial statements in CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2014, regarding the assumptions underlying the valuation of stock option awards.

(5)
Amounts shown reflect the actuarial change in the present value of accrued benefits under the frozen defined benefit pension plan for Ms. Hinman. Amounts were calculated using interest rates and mortality assumptions consistent with those used in CH2M HILL's 2014, 2013 and 2012 consolidated financial statements. Please refer to Note 14 of the consolidated financial statements in CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2014 regarding the assumptions underlying the valuation of pension benefits.

(6)
All other compensation includes foreign service income, perquisites and other personal benefits, contributions to deferred compensation plans and defined contribution plans, insurance premiums, and tax reimbursements. Amounts shown for 2014, 2013 and 2012 include:

	Foreign Service Income ($)(i)			Perquisites and Other Personal Benefits ($)(ii)			Registrant Contributions to Deferred Compensation Plans ($)(iii)			Registrant Contributions to Defined Contribution Plans ($)			Insurance Premiums ($)			Tax Reimbursement ($)(iv)			Total Other Compensation ($)
Name	2014	2013	2012	2014	2013	2012	2014	2013	2012	2014	2013	2012	2014	2013	2012	2014	2013	2012	2014	2013	2012
Jacqueline C. Hinman	97,824	9,368	207,929	15,294	7,390	6,530	234,986	48,729	102,330	9,981	18,066	13,178	2,349	1,272	1,176	9,960	8,697	5,286	370,394	93,522	336,429
Gary L. McArthur	—	—	—	20,436	—	—	—	—	—	3,346	—	—	615	—	—	11,837	—	—	36,234	—	—
Michael A. Lucki	—	—	—	1,144,578	—	—	409,529	215,533	83,916	—	18,066	10,800	706	4,541	4,395	—	—	—	1,554,813	238,140	99,111
JoAnn Shea	—	—	—	—	—	—	—	—	—	14,670	—	—	2,852	—	—	—	—	—	17,522	—	—
Michael A. Szomjassy	17,156	—	—	15,689	10,416	—	12,137	71,928	—	3,429	18,066	—	3,572	3,404	—	14,830	5,437	—	66,813	109,251	—
Lisa Glatch	—	—	—	51,969	—	—	—	—	—	5,192	—	—	809	—	—	12,680	—	—	70,650	—	—
Lee A. McIntire	—	—	—	23,300	7,448	10,374	7,732,510	505,884	697,158	12,999	18,066	13,178	11,137	7,524	7,524	20,317	8,617	7,233	7,800,263	547,539	735,467
John Madia	—	—	—	14,733	6,970	285	279,290	107,907	109,330	9,981	16,276	13,178	5,381	5,234	4,874	6,927	6,262	4,553	316,312	142,649	132,220
Gregory S. Nixon	—	—	—	—	—	—	—	—	—	14,422	—	—	1,099	486	—	—	—	—	15,521	486	—

(i)
Foreign service income includes compensation for tax equalization payments, housing and travel allowances, and other related items earned while on foreign assignment. Please note that foreign service income may be recognized in years following an international assignment

(ii)
Except as otherwise stated below, the amounts shown primarily reflects financial planning consulting fees and/or one time relocation payments. Mr. Lucki's other personal benefits also include payments related to his resignation agreement, including two months of base salary of $100,000, his annual bonus earned under the CH2M HILL Companies, Ltd. Short Term Incentive Plan payable in March 2014 for performance in 2013 of $350,000, a payment under the CH2M HILL Companies, Ltd. Long Term Incentive Plan payable in March 2014 for the performance period 2011-2013 of $328,130, and a cash payment in lieu of Mr. Lucki's stock options of $207,532 and restricted stock of $158,915 that would have vested in February 2014. If no amount is shown, it is because the amount attributable to each perquisite or benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by the named executive officer.

(iii)
The amounts shown in this column represent current and/or prior year company contributions into the SERRP. Mr. McIntire turned age 65 in 2014 and per the plan rules his unvested balance fully vested upon his 65th birthday. The vast majority of his balance was unvested prior to his 65th birthday.

(iv)
Includes reimbursement due to an administrative error for FICA payments in 2014.

GRANT OF PLAN BASED AWARDS IN 2014

								All Other Stock Awards; Number of Shares of Stock or Units (#)(3)	All Other Option Awards; Number of Shares of Stock or Units (#)(4)		Grant Date Fair Value of Stock and Option Awards ($)(5)
										Exercise or Base Price of Option Awards ($/Sh)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Jacqueline C. Hinman	2/14/14	—	1,080,000	2,160,000	1,035,000	2,070,000	4,140,000	3,241	24,305	69.43	196,141
Gary L. McArthur	8/15/14	—	522,000	1,044,000	319,000	638,000	1,276,000	3,131	33,484	60.20	254,144
Michael A. Lucki	—	—	—	—	—	—	—	—	—	—	—
JoAnn Shea	5/16/14	—	175,298	350,595	87,649	175,298	350,595	1,542	1,500	64.83	11,490
Michael A. Szomjassy	5/16/14	—	400,003	800,006	—	—	—	4,627	—	—	—
Lisa Glatch	5/16/14	—	337,500	675,000	168,750	337,500	675,000	9,014	13,761	64.83	105,409
Lee A. McIntire	2/14/14	—	1,495,000	2,990,000	1,322,500	2,645,000	5,290,000	7,177	—	—	—
John Madia	2/14/14	—	339,750	679,500	169,875	339,750	679,500	1,224	4,080	57.01	74,042
Gregory S. Nixon	2/14/14	—	375,000	750,000	187,500	375,000	750,000	1,080	8,102	69.43	65,383

(1)
Information set forth reflects the AIP short-term incentive plan opportunities that were granted in 2014. The 2014 AIP short-term incentive plan did not pay out because the performance threshold was not met. Mr. Lucki is not a participant in the 2014 short-term incentive plan because he resigned prior to the finalization of the plan. As a result of Mr. Nixon's resignation, he forfeited his eligibility for a 2014 AIP payment.

(2)
Information set forth reflects Long Term Incentive Plan opportunities that were granted in 2014. The 2014 program will be paid out on or after the three-year award period ending December 31, 2016, provided performance thresholds are met. The payment of the awards will be 100% in common stock, valued at the date of payment. Mr. Lucki is not a participant in the 2014 long-term incentive plan because he resigned prior to the finalization of the plan. Mr. Szomjassy is not a participant in the plan because of his pending retirement. He received a restricted stock grant in lieu of participation in the plan. Mr. Nixon forfeited any award under the 2014 long-term incentive plan when he resigned. Mr. McIntire's award will be pro-rated per the plan based on the number of full months worked as a full-time employee during the three-year performance period.

(3)
Information set forth reflects restricted stock grants made in 2014. Ms. Glatch's grants were made, in part, to offset equity that she forfeited upon her departure from her former employer.

(4)
Stock options generally become exercisable 25%, 25% and 50% after one, two and three years, respectively, and have a term of five years from the date of grant. Ms. Glatch's grants were made, in part, to offset equity that she forfeited upon her departure from her former employer

(5)
Grant date fair value of stock and option awards was calculated in accordance with U.S. GAAP. The grant date fair value is reflected in the Summary Compensation Table in the year it is recognized. See Note 14 of the consolidated financial statements in CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2014, regarding the assumptions underlying the valuation of stock awards.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Option Awards						Stock Awards
Name	Grant Date MM/DD/YY	Number of securities Underlying Unexercised Options Exercisable (#)(1)	Number of securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised (#)	Options Exercise Price ($)	Options Expiration	Number of shares or Units of Stock that have not vested (#)(2)	Market Value of shares or Units of Stock that have not vested ($)(3)	Equity Incentive Plan Awards; Number of Unearned shares, Units or Other Rights that have not vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or other Rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Jacqueline C. Hinman	02/09/12	6,249	6,249	—	57.01	02/09/17	7,605	349,282	—	—
	02/15/13	3,183	9,549	—	57.64	02/15/18	—	—	—	—
	02/14/14	—	24,305	—	69.43	02/14/19	—	—	—	—
Gary L. McArthur	08/15/14	—	33,484	—	60.20	08/15/19	3,136	144,047	—	—
Michael A. Lucki	—	—	—	—	—	—	—	—	—	—
JoAnn Shea	05/16/14	—	1,500	—	64.83	05/16/19	1,542	70,847	—	—
Michael Szomjassy	02/15/13	2,745	8,234	—	57.64	02/15/18	7,425	341,009	—	—
Lisa Glatch	05/16/14	—	13,761	—	64.83	05/16/19	9,014	414,011	—	—
Lee A. McIntire	02/09/12	—	24,584	—	57.01	02/09/17	20,218	928,593	—	—
	02/15/13	—	36,474	—	57.64	02/15/18	—	—	—	—
John Madia	02/09/12	4,080	4,080	—	57.01	02/09/17	3,417	156,958	—	—
	02/15/13	2,074	6,221	—	57.64	02/15/18	—	—	—	—
	02/14/14	—	9,175	—	69.43	02/14/19	—	—	—	—
Gregory S. Nixon	—	—	—	—	—	—	—	—	—	—

(1)
Stock options are granted at an exercise price equal to the fair value of CH2M HILL's common stock at the date of grant. Stock options generally become exercisable 25%, 25% and 50% after one, two and three years, respectively, and have a term of five years from the date of grant.

(2)
Vesting dates for the restricted stock are as follows: Ms. Hinman's 1,666 shares vest on 2/9/15, 1,698 shares vest on 2/15/16, 3,241 shares vest on 02/14/17 and 1,000 shares vest on 8/27/26; Mr. McArthur's 3,131 shares vest on 2/14/17 and 5 shares vest on 9/26/15; Ms. Shea's 514 shares vest on 5/16/15, 514 shares vest on 5/16/16 and 514 shares vest on 5/16/17; Mr. Szomjassy's 4,627 shares vest on 1/2/15, 583 shares vest on 2/9/15, 750 shares vest on 5/11/15 and 1,464 shares vest on 2/15/16; Ms. Glatch's 2,571 shares vest on 5/16/15, 2,571 shares vest on 5/16/16, 1,301 shares vest on 2/14/17 and 2,571 shares vest on 5/16/17; Mr. McIntire's 7,177 shares vest on 1/2/15, 6,556 shares vest on 2/9/15 and 6,484 shares vest on 2/15/16; Mr. Madia 1,088 shares vest on 2/9/15, 1,106 shares vest on 2/15/16 and 1,223 shares vest on 2/14/17

(3)
Market value is calculated based on the fair value of the company's stock at December 31, 2014

OPTION EXCERCISES AND STOCK VESTED DURING THE YEAR ENDED DECEMBER 31, 2014

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Jacqueline C. Hinman	—	—	1,747	107,208
Gary L. McArthur	—	—	—	—
Michael A. Lucki	—	—	—	—
JoAnn Shea	—	—	1,070	74,257
Michael A. Szomjassy	4,500	130,995	9,312	669,573
Lisa Glatch	—	—	—	—
Lee A. McIntire	77,929	1,433,238	10,000	1,051,660
John Madia	10,000	291,000	928	56,285
Gregory S. Nixon	—	—	—	—

(1)
Represents the difference between the exercise price and the fair value of the common stock on the date of exercise. It is not the grant date fair value or recognized compensation expense disclosed in other tables in this proxy statement.

(2)
Represents the number of shares vested times the fair value of our common stock on the date the shares vest. It is not the grant date fair value or recognized compensation expense disclosed in other tables in this proxy statement.

PENSION BENEFITS AS OF DECEMBER 31, 2014

Name	Plan Name	Number of Years Credit Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Jacqueline C. Hinman	CH2M HILL Pension Plan (Defined Benefit Plan)	6	20,637	—

(1)
Amounts shown reflect the actuarial present value of the named executive officer's benefits under all pension plans established by CH2M HILL determined using interest rates and mortality assumptions consistent with those used in CH2M HILL's 2014 consolidated financial statements.

        Ms. Hinman is a participant in the CH2M HILL Pension Plan. Benefits under the CH2M HILL Pension Plan are equal to one percent of the average highest base compensation over the last five years (up to $150,000) through 1991, multiplied by years of credited benefit service prior to 1992, plus one percent of each year's base compensation (up to $150,000) for each year of credited benefit service from January 1, 1992 through December 31, 1993. CH2M HILL Pension Plan benefits were frozen as of December 31, 1993.

        Messrs. McIntire, Lucki, Nixon, Madia, McArthur and Szomjassy and Ms. Shea and Ms. Glatch are not participants in a company sponsored pension plan.

NON-QUALIFIED DEFERRED COMPENSATION AS OF DECEMBER 31, 2014

Name	Aggregate Balance at Beginning of Year ($)	Executive Contribution During Year ($)	Registrant Contribution During Year ($)(1)(2)	Aggregate Earnings During Year ($)(3)	Aggregate Withdrawals/ Forefeitures/ distributions During Year ($)(4)	Average Balance at End of Year ($)(5)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Jacqueline C. Hinman	1,969,222	99,702	398,995	(34,087)	—	2,433,832
Gary L. McArthur	—	30,433	52,502	1,188	—	84,123
Michael A. Lucki	2,378,025	2,654	—	6,191	(1,487,027)	899,843
JoAnn Shea	80,881	7,150	—	2,259	(1,440)	88,850
Michael A. Szomjassy	1,575,115	47,498	169,586	(65,661)	—	1,726,538
Lisa Glatch	—	9,750	75,750	1,689	—	87,189
Lee A. McIntire	10,834,879	82,839	1,457,318	307,595	—	12,682,631
John Madia	2,189,308	289,409	225,474	(50,035)	—	2,654,156
Gregory S. Nixon	—	8,481	127,875	11,902	(138,941)	9,317

(1)
Any portion of the registrant contribution that vested in 2014 is also reported as 2014 compensation in column (i) of the Summary Compensation Table.

(2)
Effective January 1, 2009, CH2M HILL amended and restated the Deferred Compensation Retirement Plan to form the SERRP. The SERRP is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act. Under this plan, each participant's account consists of various contributions made to the account by CH2M HILL on behalf of the participant.

(3)
Aggregate earnings are not included in the Summary Compensation table because the earnings are not above market or preferential in nature.

(4)
Mr. Lucki had a DCP distribution on August 7, 2014 in the amount of $51,115 per the terms of the plan and also had a SERRP forfeiture in 2014 in the amount of $1,435,911. Mr. Nixon had DCP and SERRP forfeitures in 2014 in the amount of $53,838 and $85,103, respectively.

(5)
Mr. McIntire received a SERRP retirement top off benefit payment, as approved by the Board in its discretion in September 2012, in the amount of $802,796 in March 2015 under his Retirement Transition Agreement entered into in June 2014.

(6)
Vested balances are as follows: Ms. Hinman—$1,278,961; Mr. McArthur—$30,877; Mr. Lucki—$899,843; Ms. Shea—$42,590; Mr. Szomjassy—$1,487,469; Ms. Glatch—$29,772; Mr. McIntire—$12,682.631; Mr. Madia—$1,578,791; and Mr. Nixon—$9,317

        Each of Messrs. McIntire, Lucki, Szomjassy, Madia, Nixon, and McArthur and Ms. Hinman, Ms. Shea, and Ms. Glatch are participants in the Deferred Compensation Plan (DCP). Except for Mr. Lucki and Ms. Shea, they all received company contributions in 2014. Mr. Lucki resigned prior to the first 2014 company contributions and Ms. Shea did not elect to make the minimum required employee deferrals to qualify for the company matching contributions. Because the executive officers deferred the minimum required portion of their own 2014 base salary and 2013 Short Term Incentive Plan awards, CH2M HILL contributed 10% of 2014 base pay in excess of the IRS limitation on compensation for qualified plans, as well as 10% of 2013 Short Term Incentive Plan awards (earned in 2013 and paid in 2014). Contributions for Ms. Glatch, Mr. McArthur and Mr. Nixon were pro-rated because they were employed only part of 2014, and Mr. McArthur and Ms. Glatch did not receive any contributions based on 2013 Short Term Incentive Plan awards because they were not participants in the plan. CH2M HILL may also make additional discretionary company contributions into the Plan.

        Participants are 100% vested at all times on deferrals and earnings on deferrals. Company contributions to the DCP made prior to January 1, 2011, and the earnings thereon, become

100% vested after the earlier of: (a) completion of six years of vesting service, (b) attainment of age 65, or (c) attainment of age 55 and completion of five years of vesting service. Prior to completion of any of the above events, company contributions made prior to January 1, 2011 vest according to the schedule below:

Years of Vesting Service	Vested %
Less than 2 years	0%
More than 2 but less than 3 years	20%
More than 3 but less than 4 years	40%
More than 4 but less than 5 years	60%
More than 5 but less than 6 years	80%
6 or more years	100%

Company contributions made after January 1, 2011 vest when the employee qualifies for retirement or as otherwise determined by the Compensation Committee.

        The CH2M HILL Deferred Compensation Plan serves two purposes. It allows CH2M HILL the opportunity to provide a company match for compensation deferrals made by highly compensated employees whose 401(k) Plan contributions are limited by the Employee Retirement Income Security Act. It is also used by CH2M HILL to provide additional retirement benefits for certain of its senior executives at levels to be determined from time-to-time by the Board of Directors. The deferred compensation plans have several hypothetical investment options that a participant may choose to invest the cash portion of their deferred compensation. All deferrals of common stock must remain invested in common stock and are distributed in common stock. While the Deferred Compensation Plan remains unfunded, a trust was established in 1999 to provide a source of funds to pay deferred compensation liabilities. All company contributions and participant deferrals are deposited into the trust. Participants can choose to start distributions upon retirement from CH2M HILL, or a date elected by the participant. Participants can choose payment in either a lump sum or through an annual distribution over five, ten or fifteen years.

Potential Payments Under Change of Control Agreement as of December 31, 2014

        Had a change in control occurred on the last day of fiscal year 2014 (and had each been employed on the last day of 2014 in the case of Messrs. Lucki and Nixon) and had their employment been terminated twenty-four months after such change in control, the named executive officers would have been eligible to receive the payments set forth in the table below.

Name	Salary & Bonus ($)	Immediate Vesting of Stock Options & Restricted Stock ($)(1)	Immediate Vesting of Retirement Benefits ($)(2)	Benefits ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)
Jacqueline C. Hinman	5,853,887	349,282	1,154,871	17,688	7,375,728
Gary L. McArthur	3,294,980	144,047	53,247	46,512	3,538,786
Michael A. Lucki	509,683	—	—	—	509,683
JoAnn Shea	1,572,419	70,847	46,260	42,360	1,731,886
Michael A. Szomjassy	2,691,060	341,009	239,069	33,024	3,304,162
Lisa Glatch	2,354,625	414,011	57,417	42,360	2,868,413
Lee A. McIntire	6,823,244	928,593	—	46,512	7,798,349
John Madia	2,370,339	156,958	1,075,365	32,376	3,635,038
Gregory S. Nixon	1,952,848	—	—	48	1,952,896

(1)
Accelerated vesting of restricted stock was determined by utilizing the fair value of CH2M HILL stock on December 31, 2014.

(2)
Represents vesting of company contributions to the deferred compensation plans.

(3)
Benefits relate to premiums for continuation of medical and dental coverage.

DIRECTOR COMPENSATION

        Our non-employee director compensation is reviewed by an independent compensation consultant at least on a bi-annual basis for competitiveness and appropriateness to peer and industry practices. Non-employee directors' compensation includes an annual retainer of $80,000. The chairperson of the Audit Committee will be paid an additional annual retainer of $15,000. Each chairperson of the Compensation, Governance and Corporate Citizenship, and Risk Committees will be paid an additional annual retainer of $10,000.

        Non-employee directors who are members of a Board committee will receive an additional annual fee of $5,000 for each Committee on which they serve. Further, each non-employee director receives a restricted stock award equal to $105,000 which cliff vests on the first anniversary of the date of grant. The lead non-employee director receives an additional annual retainer of $17,500. We may, at our discretion, award cash and stock bonuses to non-employee directors from time to time.

        Based on the company's 2014 financial performance and consequent impact on employee compensation, the non-employee directors elected to reduce their annual equity compensation by 20% for the year commencing May 2015.

        Our employee directors do not receive additional compensation for their Board service. All of our directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings and for their service on our Board. The following table details the non-employee director compensation for the year ended December 31, 2014 and includes any individual who served as a non-employee director during 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Malcolm Brinded	105,000	105,000	—	210,000
Jerry D. Geist	110,000	105,000	—	215,000
Charles O. Holliday, Jr.	117,500	105,000	—	222,500
Georgia R. Nelson	105,000	105,000	—	210,000
Barry L. Williams	110,000	105,000	—	215,000

(1)
Restricted stock awards were granted on May 16, 2014, with a vest date of May 16, 2015. Compensation amounts were calculated in accordance with U.S. GAAP for awards issued pursuant to the CH2M HILL Companies, Ltd. Amended and Restated Restricted Stock Plan. Under these rules, the grant date fair value of each award equals the number of shares granted multiplied by the stock price at the time of the grant. As of December 31, 2014, each non-employee director held 1,619 shares of our common stock subject to restrictions.

        Our Board believes that its members should be long-term stockholders of CH2M HILL and has adopted a policy requiring each non-employee director within five years of election and for the duration of his or her tenure to hold CH2M HILL equity in an amount equal to at least four times the annual retainer.

AUDIT COMMITTEE REPORT

Report of the Audit Committee

        We have reviewed and discussed with management CH2M HILL's financial reporting process, including the system of internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. CH2M HILL's independent auditor is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles.

        We have reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2014. We have reviewed and discussed with management and the independent auditor the review of our financial reporting and internal controls undertaken in connection with certifications by our Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of our filings with the U.S. Securities and Exchange Commission. We also reviewed and discussed other matters as deemed appropriate, involving our compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the U.S. Securities and Exchange Commission. Additionally, we have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

        We have received and reviewed the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with us concerning independence, and have discussed with the auditors their independence from CH2M HILL and its management. We also have considered whether the independent auditor's provision of other non-audit services to CH2M HILL is compatible with the auditor's independence.

        Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in CH2M HILL's Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the U.S. Securities and Exchange Commission.

        Submitted by the CH2M HILL Companies, Ltd. Audit Committee:
Barry L. Williams, Chairman
Malcolm Brinded
Jerry D. Geist
Charles O. Holliday, Jr.
Georgia R. Nelson

INDEPENDENT AUDITORS

        The following table presents fees for services rendered by our independent auditors, KPMG LLP, during the years ended December 31 (in thousands):

	2014	2013
Audit fees(1)	$3,760	$3,676
Audit related fees(2)	205	164

Audit and audit related fees	3,965	3,840
Tax fees(3)	3,163	3,725

Total fees	$7,129	$7,565

(1)
Audit fees include the annual audit of the consolidated financial statements, audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, reviews of quarterly financial statements, statutory audits of subsidiaries, accounting consultations not related to acquisitions, as well as other accounting and financial reporting consultation and research work necessary to comply with the standards of the Public Company Accounting Oversight Board.

(2)
Audit related fees include government overhead rate audits.

(3)
Tax fees consist of fees for domestic and international tax consultation, global tax compliance services, tax preparation services for expatriate employees in non-financial reporting oversight roles, and local country compliance and consulting.

        The Audit Committee has a policy on pre-approval of services of our independent auditor. The policy provides that all audit and non-audit services performed by our independent auditor regarding CH2M HILL and its subsidiaries and affiliates shall be pre-approved by the Audit Committee at its regularly scheduled meetings. The Audit Committee designated its Chairman, Barry L. Williams, to act in its stead in those rare instances when approval of such services must be considered between regularly scheduled meetings.

        All of the services in 2014 and 2013 under the categories described above have been approved by the Audit Committee pursuant to paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X of the Securities Exchange Act of 1934, as amended.

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS

        The Audit Committee has appointed KPMG LLP to audit the consolidated financial statements of CH2M HILL for the year ending December 31, 2015 and recommends that the stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that the stockholders vote FOR the ratification of appointment of independent auditors.

PROPOSAL 3. OTHER BUSINESS

        In addition to the proposals described above, stockholders may be asked to transact other business that may properly come before the Annual Meeting and any postponements or adjournments. Management knows of no other matters to be brought before the Annual Meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

ADDITIONAL INFORMATION

Advance Notice Procedures

        Under CH2M HILL's Bylaws, no business (including nominations for director) may be brought before an annual meeting by a stockholder unless written notice is delivered to CH2M HILL's Secretary (containing certain information specified in the Bylaws about the stockholder and the proposed action) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting—that is, with respect to the 2016 annual meeting, between January 13, 2016 and February 12, 2016. However, if the 2016 annual meeting is to be held on a date that is more than 30 days before or more than 70 days after May 12, 2016 (the first anniversary of the 2015 Annual Meeting), then such notice must be received not earlier than the 120th day and not later than the later of the 90th day prior to the date of the 2016 annual meeting or the 10th day following the day on which public announcement of the date of the 2016 annual meeting is first made by CH2M HILL.

        If a stockholder wishing to bring such a proposal does not provide notice of the proposal to the Corporate Secretary within the time period specified in our Bylaws, the chairman of the meeting shall have the power to declare that the proposed business will not be transacted at the 2015 Annual Meeting. These requirements are separate from the Securities and Exchange Commission's requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement. Any notices should be sent to Thomas M. McCoy, Executive Vice President, General Counsel and Corporate Secretary, CH2M HILL Companies, Ltd., 9191 South Jamaica Street, Englewood, Colorado 80112.

Submission of Stockholder Proposals for the 2016 Annual Meeting

        Stockholders interested in submitting a Rule 14a-8 proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2016 may do so by following the procedures prescribed in Rule 14a-8, under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by CH2M HILL's Secretary no later than November 24, 2015. Any proposals should be sent to Thomas M. McCoy, Executive Vice President, General Counsel and Corporate Secretary, CH2M HILL Companies, Ltd., 9191 South Jamaica Street, Englewood, Colorado 80112.

Financial and Other Information

        We will furnish you or any stockholder as of the record date without charge a copy our Annual Report on Form 10-K for the year ended December 31, 2014, including the financial statements and schedules thereto, upon written or oral request, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to Thomas M. McCoy, Executive Vice President, General Counsel and Corporate Secretary, CH2M HILL Companies, Ltd., 9191 South Jamaica Street, Englewood, Colorado 80112. You can also obtain a copy of our Annual Report on Form 10-K and other periodic filings at the CH2M HILL website or from the SEC's database at www.sec.gov.

 IF YOU ARE NOT A PARTICIPANT IN THE CH2M HILL RETIREMENT AND
TAX-DEFERRED SAVINGS PLAN PLEASE DISREGARD THIS LETTER

CH2M HILL Companies, Ltd.
Participant Notice
Retirement and Tax-Deferred Savings Plan

March 23, 2015

Dear Plan Participant:

        The enclosed Proxy Statement has been furnished by CH2M HILL Companies, Ltd. in conjunction with the Annual Meeting of Stockholders of CH2M HILL Companies, Ltd. to be held on May 12, 2015, to elect directors and to conduct other business.

        While only the Trustee of the CH2M HILL Companies, Ltd. Retirement and Tax-Deferred Savings Plan can vote the shares of CH2M HILL Companies, Ltd. stock (Company Stock) held in the Plan, you, as a participant or a beneficiary with Company Stock credited to your account under the Plan as of March 13, 2015 (the record date for the annual meeting) and a named fiduciary under the Plan, are entitled to instruct the Trustee of the Plan with respect to the following:

  1.
  The voting of Company Stock allocated to your account under the Plan on the record date.

  2.
  The voting of a pro-rata portion of Company Stock (based upon the ratio of the amount of Company Stock in your account under the Plan and the total amount of Company Stock in the Plan) allocated to the accounts under the Plan of other participants and beneficiaries for which no instructions are received.

        A named fiduciary is a person who under Employee Retirement Income Security Act of 1974 has the authority and responsibility (if he or she chooses to exercise it) to instruct the trustee of a plan regarding specific investments. Consequently, because of the provisions of the Plan, the Plan participant as a named fiduciary may (if he or she chooses) instruct the Trustee of the Plan as to how to vote shares of Company Stock allocated to his or her own Plan account and how to vote a pro-rata portion of those shares of Company Stock which are not voted by participants with such shares allocated to their accounts.

        If your voting instructions are not timely received, the Trustee will vote the Company Stock allocated to your account under the Plan and uninstructed Company Stock in the aggregate in accordance with timely instructions received from other Plan participants acting as named fiduciaries under the Plan. If the voting instruction form is received after 11:59pm, Eastern Daylight Time, on May 5, 2015, the Trustee cannot ensure that your voting instructions will be followed.

        It should be noted that your instructions to the Trustee are strictly confidential. Under no circumstances will the Trustee or any of their agents disclose to CH2M HILL Companies, Ltd. or any other party how, or if, you voted. The Trustee will supervise and control the distribution of all materials to Plan participants and the receipt of all voting instruction forms and will not disclose to any outside party the name and address of any Plan participant. You may, therefore, feel completely free to instruct the Trustee to vote these shares in the manner you think best.

        If you have any questions regarding the information provided to you, you may contact Erik Ammidown, Plan Administrator, 9191 South Jamaica Street, Englewood, CO 80112, (720) 286-0163.

Trustee of the CH2M HILL Companies, Ltd. Retirement and Tax-Deferred Savings Plan

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X CH2M HILL COMPANIES, LTD. 020PPD 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C NOTE: Please sign as name appears hereon. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board recommends a vote FOR all 5 nominees listed below. 1.1 - Mark D. Fallon 1.4 - Terry Ruhl 1.2 - Lisa Glatch 1. ELECTION OF DIRECTORS Nominees 2. TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF CH2M HILL FOR THE YEAR ENDING DECEMBER 31, 2015. The Board recommends a vote FOR this proposal. For Against Abstain For Against Abstain For Against Abstain Change of Address — Please print new address below. Comments — Please print your comments below. IMPORTANT ANNUAL MEETING INFORMATION 1.3 - Georgia R. Nelson 1.5 - Barry L. Williams For Against Abstain 1234 5678 9012 345 MMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMM MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C123456789 C 1234567890 J N T 2 3 3 1 2 9 1 MMMMMMMMMMMMMMM 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 7, 2015 (11:59 p.m., Eastern Daylight Time, May 5, 2015 for Savings Plan participants). Vote by Internet • Go to www.envisionreports.com/ch2mhill • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call. • Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply. • Follow the instructions provided by the recorded message.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS MARCH 23, 2015 The undersigned shareholder of CH2M HILL COMPANIES, LTD. (the Company) hereby appoints Jacqueline C. Hinman, Gary L. McArthur and Thomas M. McCoy, and each of them, with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of the Company held of record by the undersigned on March 13, 2015, at the Annual Meeting of Stockholders of the Company to be held on May 12, 2015 at 9 a.m. (Mountain Daylight Time) at 410 Seventeenth Street, Suite 2200, Denver, Colorado 80202 and any adjournment or postponement thereof. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR PROPOSALS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. Notice to Participants in the CH2M HILL Retirement and Tax-Deferred Savings Plan This card constitutes voting instructions for participants in the CH2M HILL Retirement and Tax-Deferred Savings Plan. Your voting instructions must be received by 11:59 p.m. Eastern Daylight Time, on May 5, 2015 to allow sufficient time for processing. (Continued and to be marked, dated and signed, on the other side) . Proxy — CH2M HILL COMPANIES, LTD. Important notice regarding the internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice of Meeting, Proxy Statement and the Annual Report to Stockholders are available at www.edocumentview.com/ch2mhill. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q